CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***].
Exhibit 10.4

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
HAEMONETICS CORPORATION;
CONCORDIA MERGER SUB, INC.;
CARDIVA MEDICAL, INC.;
and
FORTIS ADVISORS LLC, as the Seller Representative
Dated as of January 17, 2021

	TABLE OF CONTENTS (CONTINUED)

SECTION 1.	DESCRIPTION OF TRANSACTION	1
1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Treatment of Company Options; Treatment of Company Warrants	3
1.7	Closing Payments and Estimated Closing Statement	5
1.8	Loan Payoff	7
1.9	Further Action	8
1.10	Closing of the Company’s Transfer Books	8
1.11	Exchange/Payment	8
1.12	Post-Closing Adjustment to Closing Consideration	10
1.13	Working Capital Escrow	13
1.14	Appraisal and Dissenters’ Rights	14
1.15	Seller Representative	14
1.16	Contingent Consideration	18
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21
2.1	Authority; Binding Nature of Agreement	21
2.2	Due Incorporation; No Subsidiaries; Etc.	22
2.3	Articles of Incorporation and Bylaws	22
2.4	Capitalization, Etc.	22
2.5	Non-Contravention; Consents	24
2.6	Financial Statements	25
2.7	Absence of Certain Changes	25
2.8	Title to Assets	25
2.9	Real Property; Leasehold	26
2.10	Intellectual Property	26
2.11	Regulatory Matters; Healthcare Laws; Healthcare Permits	30
2.12	Material Contracts	32
2.13	Liabilities	34

ii.

iii.

iv.

v.

	TABLE OF CONTENTS (CONTINUED)

		PAGE

9.15	Specific Performance	70
9.16	Construction	70
9.17	Disclosure Schedule	71
9.18	Waiver of Claims Against Debt Financing Sources	71

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Closing Date Adjustment Illustration
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Written Consent

vi.

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of January 17, 2021, by and among: Haemonetics Corporation, a Massachusetts corporation (“Parent”); Concordia Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); Cardiva Medical, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, as the Seller Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned Subsidiary of Parent.
B.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.    DESCRIPTION OF TRANSACTION
1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and any applicable provisions in the California Code. Without limiting the generality of the foregoing, and subject to the DGCL and this Agreement, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.3    Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries on a date to be designated by the Company (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or place, or both, are agreed to in writing by the Company and Parent. Subject
1.

to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, on the Closing Date, concurrently with or immediately following the Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).
1.4    Certificate of Incorporation and Bylaws; Directors and Officers
(a)    The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Cardiva Medical, Inc.”
(b)    The bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.
(c)    The directors and officers of the Surviving Corporation as of the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
1.5    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(a)    any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(b)    any shares of Company Capital Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(c)    except as provided in subsections “1.5(a)” and “1.5(b)” of this Section 1.5 and subject to withholdings and adjustments as set forth in Section 1.8(b) and Sections 1.11, 1.12, 1.13 and 1.15:
(i)    each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (A) the Per Share Common Closing Consideration, plus (B) the applicable portion of any Post-Closing Consideration, as and when due;
2.

(ii)    each share of Series 3 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (A) the Per Share Series 3 Liquidation Amount plus (B) the Per Share Common Closing Consideration, plus (C) the applicable portion of any Post-Closing Consideration, as and when due;
(iii)     each share of Series 4 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (A) the Per Share Series 4 Liquidation Amount plus (B) the Per Share Common Closing Consideration, plus (C) the applicable portion of any Post-Closing Consideration, as and when due;
(iv)    each share of Series 5 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (A) the Per Share Series 5 Liquidation Amount plus (B) the Per Share Common Closing Consideration, plus (C) the applicable portion of any Post-Closing Consideration, as and when due;
(v)    each share of Series 6 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (A) the Per Share Series 6 Liquidation Amount plus (B) the Per Share Common Closing Consideration, plus (C) the applicable portion of any Post-Closing Consideration, as and when due;
(d)    each share of the common stock, $.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Capital Stock, and shall be converted, by virtue of the Merger and without any action on the part of its holder into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.
1.6    Treatment of Company Options; Treatment of Company Warrants.
(a)    Each In-the-Money Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled at the Effective Time and, in consideration of such cancellation, the holder thereof, subject to withholdings as set forth in Sections 1.11, 1.12, 1.13 and 1.15, shall be entitled to receive, without interest, a cash payment for each share subject to
3.

such In-the-Money Option an amount equal to (i) the Per Share Common Closing Consideration minus (ii) the exercise price per share of such In-the-Money Option, plus (iii) the applicable portion of any Post-Closing Consideration, as and when due. The amount of cash each holder of an In-the-Money Option is entitled to receive for all In-the-Money Options held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all In-the-Money Options held by such holder (such holder’s “Closing Options Payout Amount”).
(b)    At the Effective Time, each Company Option that is not an In-the-Money Option which is outstanding and unexercised immediately prior to the Effective Time, shall be canceled at the Effective Time without the payment of cash or issuance of other consideration in respect thereof.
(c)    The Board of Directors of the Company shall adopt such resolutions or take such other actions prior to the Effective Time as may be required to effect the transactions described in this Section 1.6. All cash amounts payable in respect of Employee Options shall be paid pursuant to the Surviving Corporation’s (or, as applicable, any Affiliate thereof or successor thereto) standard payroll procedures in accordance with Section 1.11(b). Parent shall cause the Payment Agent to pay all cash amounts payable in respect of Non-Employee Options in accordance with this Section 1.6 and Section 1.11(b).
(d)    As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the holder of any Company Warrant, each Company Warrant shall be canceled and treated as follows:
(i)    Each Company Common Warrant that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and, in consideration of such cancelation, the holder thereof, subject to withholdings and adjustments as set forth in Sections 1.11, 1.12, 1.13 and 1.15 shall be entitled to receive, without interest, a cash payment equal to (A) the number of shares of Company Common Stock subject to such Company Common Warrant multiplied by (B) (1) the Per Share Common Closing Consideration minus (2) the exercise price per share of Company Common Stock subject to such Company Common Warrant, plus (3) the applicable portion of any Post-Closing Consideration, as and when due. The amount of cash each holder of a Company Common Warrant is entitled to receive for all Company Common Warrants held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Common Warrants held by such holder;
(ii)    Each Company Series 3 Warrant that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and, in consideration of such cancelation, the holder thereof, subject to withholdings and adjustments as set forth in Sections 1.11, 1.12, 1.13 and 1.15, shall be entitled to receive, without interest, a cash payment equal to (A) the number of shares of Series 3 Preferred Stock subject to such Company Series 3 Warrant multiplied by (B) (1) the Per Share Common Closing Consideration plus (2) the Per Share Preferred Warrant Liquidation Amount, minus (3) the exercise price per share of Series 3 Preferred Stock subject to such Company Series 3 Warrant, plus (4) the applicable portion of any Post-Closing Consideration, as and when due. The amount of cash each holder of a Company Series 3 Warrant is entitled to receive for all Company Series 3 Warrants held by such holder shall be rounded down
4.

to the nearest cent and computed after aggregating cash amounts for all Company Series 3 Warrants held by such holder;
(iii)    Each Company Series 4 Warrant that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and, in consideration of such cancelation, the holder thereof, subject to withholdings and adjustments as set forth in Sections 1.11, 1.12, 1.13 and 1.15, shall be entitled to receive, without interest, a cash payment equal to (A) the number of shares of Series 4 Preferred Stock subject to such Company Series 4 Warrant multiplied by (B) (1) the Per Share Common Closing Consideration plus (2) the Per Share Preferred Warrant Liquidation Amount, minus (3) the exercise price per share of Series 4 Preferred Stock subject to such Company Series 4 Warrant, plus (4) the applicable portion of any Post-Closing Consideration, as and when due. The amount of cash each holder of a Company Series 4 Warrant is entitled to receive for all Company Series 4 Warrants held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Series 4 Warrants held by such holder; and
(iv)    Each Company Series 5 Warrant that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and, in consideration of such cancelation, the holder thereof, subject to withholdings and adjustments as set forth in Sections 1.11, 1.12, 1.13 and 1.15, shall be entitled to receive, without interest, a cash payment equal to (A) the number of shares of Series 5 Preferred Stock subject to such Company Series 5 Warrant multiplied by (B) (1) the Per Share Common Closing Consideration plus (2) the Per Share Preferred Warrant Liquidation Amount, minus (3) the exercise price per share of Series 5 Preferred Stock subject to such Company Series 5 Warrant, plus (4) the applicable portion of any Post-Closing Consideration, as and when due. The amount of cash each holder of a Company Series 5 Warrant is entitled to receive for all Company Series 5 Warrants held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Series 5 Warrants held by such holder.
1.7    Closing Payments and Estimated Closing Statement.
(a)    On the Closing Date, Parent will make, or cause to be made, the following payments, as set forth herein by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the Estimated Closing Statement:
(i)    To the Company:
(1)    the aggregate Closing Options Payout Amount payable in respect of all In-the-Money Options that are Employee Options, as set forth in Section 1.6; and
(2)    the aggregate Carve-Out Plan Amount payable under the Company Carve-Out Plan;
(ii)    To the Payment Agent, by wire transfer of immediately available funds, an aggregate amount in cash (the “Closing Payment Amount”) equal to:
(1)    the Closing Consideration as of the Closing Date, minus
5.

(2)    the aggregate Closing Options Payout Amount payable in respect of all In-the-Money Options that are Employee Options, minus
(3)    the Escrow Amount, as set forth in Section 1.13(a), minus
(4)    the Seller Representative Reserve, as set forth in Section 1.15(d).
(iii)    To the Escrow Agent, the Escrow Amount, as set forth in Section 1.13(a);
(iv)    To each Person (if any) identified on the Estimated Closing Statement, the portion of the Estimated Closing Date Transaction Expenses set forth opposite such Person’s name on the Estimated Closing Statement;
(v)    To each Person (if any) identified on the Estimated Closing Statement, the portion of the Estimated Closing Date Indebtedness set forth opposite such Person’s name on the Estimated Closing Statement; and
(vi)    To the Seller Representative, the Seller Representative Reserve, as set forth in Section 1.15(d).
(b)    Within the later of fourteen (14) days after Closing and the next regularly scheduled payroll after Closing, Parent shall cause the Company through its customary payroll processes or, if applicable, any third party payroll services provider engaged by the Company or successor thereto, to pay to each Carve-Out Plan Participant, the amount set forth next to such Carve-Out Plan Participant’s name on the Estimated Closing Statement, subject to any required withholding and provided that as a condition to payment, such Carve-Out Plan Participant must have delivered an executed Carve-Out Plan Transmittal Document to the Company, Parent, or another Person designated by Parent.
(c)    No less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Estimated Closing Statement”) setting forth:
(i)    the Company’s good faith estimate of (i) the Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (v) the Closing Working Capital Adjustment (the “Estimated Closing Working Capital Adjustment”);
(ii)    the name of each holder of Company Capital Stock and Company Options immediately prior to the Effective Time,
(iii)    a designation, with respect to each holder of In-the-Money Options, as to whether such In-the-Money Options are Employee Options or Non-Employee Options,
6.

(iv)    the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the number of shares of Company Capital Stock for which Company Options are exercisable),
(v)    the amount and calculation of the Closing Consideration and the Per Share Common Closing Consideration as of the Closing Date,
(vi)    the name of each Carve-Out Plan Participant as of immediately prior to Closing, and the portion of the Carve-Out Plan Amount owed to such Carve-Out Plan Participant prior to any withholding,
(vii)    the portion of the Closing Consideration, as of the Closing Date, which each holder of Company Capital Stock, Company Warrants or In-the-Money Options, as applicable, is eligible to receive on the Closing Date under this Agreement (as if no amounts were withheld for the Escrow Fund, the Seller Representative Reserve or Taxes),
(viii)    the Pro Rata Fraction for each Participating Securityholder,
(ix)    the portion of the Escrow Amount deposited with respect to each Participating Securityholder in accordance with such Participating Securityholder’s Pro Rata Fraction,
(x)    the portion of the Seller Representative Reserve to be contributed on behalf of each Participating Securityholder in accordance with such Participating Securityholder’s Pro Rata Fraction.
The items prepared for the Estimated Closing Statement under clause (i) of this Section 1.7(c) shall be prepared in conformity with GAAP in accordance with the Company’s historical practices and methodologies and in a manner consistent with the illustrative calculation of Closing Working Capital attached hereto as Exhibit B (the “Closing Date Adjustment Illustration”). Upon the delivery of the Estimated Closing Statement, to the extent reasonably requested by Parent, the Company will make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Estimated Closing Cash, the Estimated Closing Working Capital, the Estimated Closing Date Indebtedness, the Estimated Closing Date Transaction Expenses, and the Estimated Closing Working Capital Adjustment. The Estimated Closing Statement shall be delivered to Parent with a certificate of the Chief Executive Officer (or other authorized officer) of the Company certifying that the Estimated Closing Statement is a true and complete statement of the Company’s determination of the amounts set forth therein.
1.8    Loan Payoff. The Company shall deliver to Parent prior to or at the Closing, (a) payoff letters for the Closing Date Indebtedness, which shall provide the dollar amount of all Closing Date Indebtedness required to be paid in order to fully pay off such Closing Date Indebtedness as of the Closing and providing for the release (upon such payoff) of all Liens relating to such Indebtedness and (b) drafts of termination statements under the Uniform Commercial Code, releases of intellectual property security interests and other instruments as may reasonably be requested by Parent to release all Liens and guarantees related to such Closing Date Indebtedness.
7.

1.9    Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
1.10    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (or if applicable, Section 1.14), if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.
1.11    Exchange/Payment.
(a)    Prior to the Closing and no later than the Closing Date, Parent shall deposit with the Payment Agent cash in the amount of the Closing Payment Amount in accordance with Section 1.7(a)(ii). In no event later than one Business Day after the Effective Time, Parent shall cause the Payment Agent to provide (electronically, with respect to any Company Stockholder for whom an email address is listed on the Estimated Closing Statement and who holds electronic, and not physical, Company Stock Certificates, and by physical mail, to any Company Stockholder for whom an email address is not provided or who holds physical Company Stock Certificates), with respect to the Company Stockholders as of immediately prior to the Effective Time, (i) a letter of transmittal in substantially the form attached hereto as Exhibit C (each, a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Stock Certificates, if applicable, in exchange for the portion, if any, of the Merger Consideration payable in accordance with Section 1.5 and Section 1.6 (but subject to Sections 1.11, 1.12, 1.13, 1.15, and 1.16). Upon submission to the Payment Agent of a duly executed Letter of Transmittal, and with respect to any physical Company Stock Certificates the Company Stock Certificate, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Sections 1.5 and/or 1.6, as the case may be (subject in each case to Sections 1.11, 1.12, 1.13, 1.15, and 1.16) for each share of Company Capital Stock correctly listed on such duly executed Letter of Transmittal. No Company Stockholder who holds electronic and not physical Company Stock Certificates shall be required to surrender any Company Stock Certificates in exchange for such Company Stockholder’s applicable portion of the Merger Consideration but such Company Stockholder shall be required to deliver a duly completed and validly executed Letter of Transmittal to the Payment Agent in order to receive its portion of the Merger Consideration.

8.

(b)    (i) Within one Business Day following the Effective Time, Parent shall cause the Payment Agent to provide, with respect to each holder of Non-Employee Options as of immediately prior to the Effective Time, an option termination agreement in the form acceptable to Parent (each, an “Option Termination Agreement”) and such other customary documents as may reasonably be required by the Payment Agent. Upon delivery to the Payment Agent of a duly completed and validly executed electronic or physical Option Termination Agreement and such other documents as are reasonably required by the Payment Agent in accordance with the instructions therein, such holder of Non-Employee Options shall be entitled to receive in exchange therefor, and the Parent shall cause the Payment Agent to pay, the cash amounts payable in accordance with Section 1.6 (subject in each case to Sections 1.11, 1.12, 1.13, 1.15, and 1.16).
(ii)    Within three Business Days following the Effective Time, Parent shall cause the Surviving Corporation (or any Affiliate thereof or successor thereto) to provide, with respect to each holder of an Employee Option as of immediately prior to the Effective Time, an Option Termination Agreement. Upon delivery to the Surviving Corporation of a duly completed and validly executed electronic or physical Option Termination Agreement in accordance with the instructions therein, such holder of Employee Options shall be entitled to receive in exchange therefor, and Parent shall cause the Surviving Corporation (or any Affiliate thereof or successor thereto) to pay through its customary payroll processes or, if applicable, any third party payroll services provider engaged by the Surviving Corporation or any Affiliate thereof or successor thereto, the cash amounts payable in accordance with Sections 1.6 (subject in each case to Sections 1.11, 1.12, 1.13, 1.15, and 1.16), within 10 days after receipt by the Surviving Corporation of the duly completed and validly executed Option Termination Agreement.
(iii)    Within one Business Day following the Effective Time, Parent shall cause the Payment Agent to provide, with respect to each holder of Company Warrants as of immediately prior to the Effective Time, a warrant termination agreement in the form acceptable to Parent (each, an “Warrant Termination Agreement”) and such other customary documents as may reasonably be required by the Payment Agent. Upon delivery to the Payment Agent of a duly completed and validly executed electronic or physical Warrant Termination Agreement and such other documents as are reasonably required by the Payment Agent in accordance with the instructions therein, such holder of Company Warrants shall be entitled to receive in exchange therefor, and the Parent shall cause the Payment Agent to pay within three Business Days after receipt by the Payment Agent of the duly completed and validly executed Warrant Termination Agreement, the cash amounts payable in accordance with Section 1.6 (subject in each case to Sections 1.11, 1.12, 1.13, 1.15, and 1.16).
(c)    Any portion of the amounts payable by the Payment Agent in accordance with Section 1.5, Section 1.6, Section 1.13 or Section 1.16 that remains undistributed by the Payment Agent to the applicable Participating Securityholders as of (i) the first anniversary of the Effective Time for amounts payable in accordance with Section 1.5 and Section 1.6, (ii) the first anniversary of the Final Adjustment Amount Determination Date for amounts payable in accordance with Section 1.13, and (iii) the first anniversary of the expiration of the Contingent Consideration Period for amounts payable in accordance with Section 1.16 shall be delivered to Parent upon demand, and any Participating Securityholders who have not theretofore surrendered the documentation contemplated under this Section 1.11 shall thereafter look only to Parent for
9.

satisfaction of their claims for the cash amounts payable in accordance with Sections 1.5, 1.6, 1.13 and 1.16.
(d)    Neither Parent nor the Surviving Corporation shall be liable to any Participating Securityholder or other holder or former holder of Company Capital Stock, Company Options or Company Warrants with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.
(e)    Each of Parent, the Surviving Corporation, the Payment Agent and the Escrow Agent (each a “Withholding Agent”) will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Participating Securityholder, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law. If any withholding obligation may be reduced or avoided by any Participating Securityholder providing information or documentation to a Withholding Agent, such Participating Securityholder shall provide such information or documentation to Withholding Agent. At the request of a Participating Securityholder, the Withholding Agent shall use commercially reasonable efforts to cooperate with such Participating Securityholder to reduce or avoid such withholding obligation. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts will be treated as having been paid to the applicable Participating Securityholder.
1.12    Post-Closing Adjustment to Closing Consideration.
(a)    Within 90 calendar days following the Closing, Parent shall prepare and deliver to the Seller Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Working Capital, (ii) the Closing Cash, (iii) the Closing Date Indebtedness, (iv) the Closing Date Transaction Expenses, and (v) the Closing Working Capital Adjustment. The Closing Statement shall be prepared in conformity with GAAP in accordance with the Company’s historical practices and methodologies and in a manner consistent with the Closing Date Adjustment Illustration and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement. Following the Closing, Parent shall provide the Seller Representative and its Representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Seller Representative in its review of the Closing Statement and the calculations contained therein. The parties agree that the purpose of preparing the Closing Statement and determining the Closing Working Capital, the Closing Date Indebtedness and the Closing Date Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.12 is to measure the amount of Closing Cash, Closing Working Capital, Closing Date Indebtedness and Closing Date Transaction Expenses, and such processes are not intended to permit the introduction of new or different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or determining Closing Cash, Closing Working Capital, Closing Date Indebtedness or Closing Date
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Transaction Expenses; provided, in each case, that the judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used in preparing the Estimated Closing Statement and determining Estimated Closing Cash, Estimated Closing Working Capital, Estimated Closing Date Indebtedness and Estimated Closing Date Transaction Expenses were in conformity with GAAP in accordance with the Company’s historical practices and methodologies and, as applicable, in a manner consistent with the Closing Date Adjustment Illustration.
(b)    If the Seller Representative disagrees with the calculations in the Closing Statement, the Seller Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) within 30 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail any item on the Closing Statement which the Seller Representative believes has not been prepared in accordance with this Agreement and the Seller Representative’s determination of the amount of such item. Any item or amount that Seller Representative does not dispute in the Dispute Notice within such 30-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Parent and Seller Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Seller Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to Grant Thornton LLP, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to Parent and Seller Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 1.12 and the related definitions in this Agreement and the written presentations by Seller Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. The Dispute Auditor’s determination of the Closing Working Capital, the Closing Date Indebtedness and/or the Closing Date Transaction Expenses, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Seller Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 9.6 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.12(b) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.12(b), and Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Parent in connection with any dispute governed by this Section 1.12. The Dispute Auditor shall allocate its fees and expenses between the Parent and Seller Representative (on behalf of the Participating Securityholders) according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or Seller Representative or lesser than the smallest value for such item claimed by either Parent or Seller Representative. Any determinations made by the Dispute Auditor pursuant to this Section 1.12 shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.
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(c)    If, upon final determination in accordance with the terms of this Section 1.12 (the date of such final determination, the “Final Adjustment Amount Determination Date”), the Adjustment Amount (if any) is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount. If the Adjustment Amount (if any) is a negative number, the Merger Consideration shall be decreased by the Adjustment Amount. If the Adjustment Amount (if any) is a positive number, within five (5) Business Days after the Final Adjustment Amount Determination Date, Parent shall pay the Adjustment Amount due pursuant to Sections 1.5 and 1.6 to the Payment Agent or the Surviving Corporation, as applicable, for further distribution to the applicable Participating Securityholders based on each such holder’s applicable Pro Rata Fraction of such Adjustment Amount. If the Adjustment Amount (if any) is a negative number then within five (5) Business Days after the Final Adjustment Amount Determination Date, Parent and the Seller Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to Parent the amount of such shortfall by wire transfer of immediately available funds to an account or accounts designated by Parent in such joint written instructions (it being understood that in no event shall any such recovery be in excess of the then-available amount in the Escrow Fund).
(d)    “Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with Section 1.12(b)), which may be positive or negative, equal to:
(i)    (A) the Post-Closing Adjustment Amount (as finally determined in accordance with this Section 1.12) minus (B) the Closing Working Capital Adjustment set forth on the Estimated Closing Statement; plus
(ii)    (A) the amount of the Closing Cash (as finally determined in accordance with this Section 1.12) minus (B) the amount of the Estimated Closing Cash; plus
(iii)    (A) the Estimated Closing Date Indebtedness minus (B) the amount of Closing Date Indebtedness (as finally determined in accordance with this Section 1.12); plus
(iv)    (A) the Estimated Closing Date Transaction Expenses minus (B) the amount of Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.12).
(e)    “Post-Closing Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with this Section 1.12) which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to:
(i)    the amount, if any, by which the Closing Working Capital (as finally determined in accordance with this Section 1.12) is less than the Target Working Capital Floor,
(ii)    the amount, if any, by which the Closing Working Capital (as finally determined pursuant to this Section 1.12) is greater than the Target Working Capital Ceiling, and
(iii)    zero dollars ($0) if the Closing Working Capital (as finally determined pursuant to this Section 1.12) is equal to the Target Working Capital Floor or Target
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Working Capital Ceiling or is an amount that is greater than the Target Working Capital Floor but less than the Target Working Capital Ceiling.
1.13    Working Capital Escrow.
(a)    On the Closing Date, Parent shall deliver to the Escrow Agent, as a deposit to the Escrow Fund, cash in an amount equal to $[***] (the “Escrow Amount”) from the Merger Consideration for the purpose of securing the obligations of the Participating Securityholders under Section 1.12 of this Agreement. Each Participating Securityholder’s Pro Rata Fraction of the Escrow Amount shall be withheld from the Closing Consideration otherwise payable to such Participating Securityholder on the Closing Date. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Any amounts held in the Escrow Fund following the Final Adjustment Amount Determination Date shall be released to the Payment Agent or the Surviving Corporation, as applicable, for further distribution to the Participating Securityholders in proportion to their respective Pro Rata Fractions no later than five (5) Business Days following the date on which, as applicable, (i) full and final payment is made of any Adjustment Amount payable to Parent pursuant to Section 1.12(b) or (ii) a final determination is made pursuant to Section 1.12 that no Adjustment Amount is payable to Parent (the “Working Capital Escrow Expiration Date”).
(b)    The Seller Representative shall, within three (3) Business Days after the Working Capital Escrow Expiration Date, as applicable, deliver to the Escrow Agent, Parent and the Payment Agent a written direction and an updated Estimated Closing Statement (which need not be certified by an officer of the Surviving Company) setting forth the portion of any distribution of the Escrow Fund payable to each Participating Securityholder. Each distribution of cash made from the Escrow Fund to the Participating Securityholder shall be made in proportion to the respective Pro Rata Fractions of the Participating Securityholders at the time of such distribution, as set forth in the updated Estimated Closing Statement and the Escrow Agreement. Escrow Fund releases due to the Participating Securityholders in respect of Company Capital Stock, Company Warrants, In-the-Money Options and/or the Carve-Out Plan Amount shall be made to the Payment Agent or the Surviving Corporation, as applicable, for further distribution to the applicable Participating Securityholders based on each such Participating Securityholder’s applicable Pro Rata Fraction.
(c)    Any income, gains, losses and expenses of the Escrow Fund shall be included by Parent as taxable income or loss of Parent, and any income and gains of the Escrow Fund shall be available to Parent as part of the Escrow Fund, but if not paid to Parent in connection with or an Adjustment Amount in accordance with Section 1.12 shall ultimately be distributable to the Participating Securityholders in accordance with this Agreement and the Escrow Agreement net of any tax liability incurred by Parent in respect thereof, which amount shall be simultaneously paid to Parent by wire transfer of immediately available funds to an account or accounts designated by Parent.
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(d)    The approval of this Agreement by the Company Stockholders, and the acceptance of a portion of the Merger Consideration by the Participating Securityholders, shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in the Escrow Fund in accordance with the terms hereof and thereof.
1.14    Appraisal and Dissenters’ Rights.
(a)    Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has duly and validly made a demand for appraisal of such shares in compliance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares or it is determined that such holder does not have appraisal rights in accordance with the DGCL), will not be converted into or represent the right to receive cash in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws or loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive a cash payment determined in accordance with and subject to the provisions of Section 1.5 (subject to Sections 1.11, 1.12, 1.13 and 1.15) upon surrender of a Letter of Transmittal and the certificate representing such shares in accordance with the terms of Section 1.11.
(b)    The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to the DGCL, or, if applicable, Chapter 13 of the California Code; (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company pursuant to the DGCL or, if applicable, Chapter 13 of the California Code; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Closing, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall make or commit to make any payment with respect to any Dissenting Shares or offer to settle or settle any demands with respect to any Dissenting Shares without the prior written consent of the Company.
1.15    Seller Representative.
(a)    In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set
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forth in Sections 1.12, 1.13 and 1.14, the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the Participating Securityholders Transmittal Document shall be deemed to have designated Fortis Advisors LLC as the representative of the Participating Securityholders (the “Seller Representative”).
(b)    In the event the Seller Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Pro Rata Fractions at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement and the documents delivered pursuant hereto. The immunities and rights to indemnification shall survive the resignation or removal of the Seller Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
(c)    By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of a Participating Securityholder Transmittal Document contemplated by Section 1.11, and without any further action of any of the Participating Securityholders or the Company, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:
(i)    the Seller Representative shall be appointed and constitute the true and lawful attorney-in-fact and exclusive agent of each Participating Securityholders with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, the Escrow Agreement or the Seller Representative Engagement Agreement;
(ii)    the Seller Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Seller Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing;

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(iii)    notwithstanding the foregoing, the Seller Representative shall have no obligation to act on behalf of the Participating Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Seller Representative Engagement Agreement;
(iv)    Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Seller Representative as to any of the matters described in this Section 1.15, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;
(v)    the Seller Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Securityholder or other party;
(vi)    all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon each of the Participating Securityholders and the Participating Securityholders successors as if expressly confirmed and ratified in writing by Participating Securityholders, all defenses which may be available to any Participating Securityholder to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement, the Escrow Agreement or the Seller Representative Engagement Agreement are waived, and no Participating Securityholder shall have any cause of action against the Seller Representative Group for any action taken, decision made or instruction given by the Seller Representative under this Agreement, the Escrow Agreement or the Seller Representative Engagement Agreement, except for fraud or willful breach of this Agreement on the part of the Seller Representative;
(vii)    the provisions of this Section 1.15, and the powers, immunities and rights to indemnification granted to the Seller Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement, (ii) shall survive the death, incompetence, bankruptcy or liquidation of any Participating Securityholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Participating Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount and Contingent Consideration; and
(viii)    the provisions of this Section 1.15 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(d)    At the Closing, Parent shall cause to be deposited, in an account designated by the Seller Representative, $500,000 (the “Seller Representative Reserve”). Each Participating Securityholders’ Pro Rata Fraction of the Seller Representative Reserve shall be withheld from the
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Merger Consideration otherwise payable to such Participating Securityholder on the Closing Date. The Seller Representative Reserve may be applied as the Seller Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities, losses, claims, damages, judgments, fines, amounts paid in settlement or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Seller Representative incurred in connection with the transactions contemplated by this Agreement, the Escrow Agreement or the Seller Representative Engagement Agreement, including in connection with the matters contemplated by Section 1.12 and the evaluation or defense of any claim for indemnification under this Agreement (the “Seller Representative Expenses”), or as otherwise determined by the Advisory Group. The Seller Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Seller Representative Reserve other than as a result of its gross negligence or willful misconduct. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Representative Reserve and has no tax reporting or income distribution obligations. The Participating Securityholders will not receive any interest on the Seller Representative Reserve and assign to the Seller Representative any such interest. Subject to Advisory Group approval, the Seller Representative may contribute funds to the Seller Representative Reserve from any consideration otherwise distributable to the Participating Securityholders. The balance of the Seller Representative Reserve held pursuant to this Section 1.15(d), if any, shall, at the sole discretion of the Seller Representative and at such time to be determined in the sole discretion of the Seller Representative, be deposited with the Payment Agent and distributed to the Participating Securityholders according to each such Participating Securityholder’s Pro Rata Fraction. Prior to any such distribution of the Seller Representative Reserve, the Seller Representative shall deliver to Parent and the Payment Agent an updated Estimated Closing Statement (which need not be certified by an officer of the Company) setting forth the portion of the Seller Representative Reserve payable to each Participating Securityholder.
(e)    Certain Participating Securityholders have entered into an engagement agreement (the “Seller Representative Engagement Agreement”) with the Seller Representative to provide direction to the Seller Representative in connection with its services under this Agreement, the Escrow Agreement and the Seller Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). As between the Participating Securityholders and the Seller Representative, neither the Seller Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Seller Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Seller Representative Engagement Agreement as Seller Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative Group shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders against any Seller Representative Expenses incurred without bad faith, gross negligence or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Seller Representative Engagement Agreement and in connection with any Seller Representative Expenses, at the election of the Seller Representative, at any time (i) from
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the Seller Representative Reserve, to the extent any funds remain in such fund, (ii) following exhaustion of the Seller Representative Reserve, from any distribution of the Escrow Amount and Contingent Consideration otherwise distributable to the Participating Securityholders at the time of distribution, and (iii) directly from the Participating Securityholders according to each Participating Securityholder’s Pro Rata Fraction; provided, that no Participating Securityholder shall be liable to the Seller Representative for any amount in excess of the portion of the Merger Consideration actually paid to such Participating Securityholder. The Participating Securityholders acknowledge that the Seller Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Seller Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in performing such actions.
1.16    Contingent Consideration.
(a)    Revenue Statement. Within 90 days after completion of each of the Measurement Period, the First Contingent Consideration Period and the Second Contingent Consideration Period, Parent will cause to be prepared and delivered to the Seller Representative a certificate (each, a “Revenue Statement”) setting forth the Achieved Revenue for such period and, with respect to the Revenue Statement delivered following completion of the First Contingent Consideration Period and the Second Contingent Consideration Period, the amount of any Contingent Consideration due and payable by Parent to the Participating Securityholders (in the aggregate) in respect of such period.
(b)    Defined Terms. As used in this Agreement:
(i)     “Contingent Consideration” means (i) for the First Contingent Consideration Period, an amount equal to [***] the Achieved Revenue for the First Contingent Consideration Period exceeds [***] (such amount, the “First Period Earned Contingent Consideration”), and (ii) for the Second Contingent Consideration Period, an amount equal to [***] the Achieved Revenue for the Second Contingent Consideration Period exceeds [***] (such amount, the “Second Period Earned Contingent Consideration” and, with the First Period Earned Contingent Consideration, the “Earned Contingent Consideration”); provided, however, in no event shall the aggregate of the First Period Earned Contingent Consideration and the Second Period Earned Contingent Consideration exceed Thirty-Five Million Dollars ($35,000,000) (the “Maximum Contingent Consideration”);
(ii)    “Achieved Revenue” means the gross revenue, determined in accordance with GAAP, from sales of the Company Products, and any product that is an improvement or modification to a Company Product or that embodies any Company Intellectual

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Property or any material Intellectual Property licensed to the Company, (collectively, “Revenue Products”) by the Company or an Affiliate thereof (in the case of sales during the Measurement Period) or by the Surviving Corporation or an Affiliate thereof (each, a “Selling Party”), less, in each case to the extent actually incurred or allowed and allocated to such products in accordance with GAAP, consistently applied, returns, allowances for returns, cash discounts, rebates, performance guarantees and fees paid or payable to any group purchasing organization to the extent such fees are in amounts customary in the trade of the Surviving Corporation and its Affiliates; provided that Achieved Revenue outside of the United States will first be determined in the currency in which it is incurred and will then be converted into an amount in United States dollars using the Selling Party’s customary and usual conversion procedures for the applicable time period and such converted amount will be used in determining the Contingent Consideration;
(iii)    “First Contingent Consideration Period” means the period beginning the first day of the fiscal quarter of Parent during which the Closing Date occurs and ending on the last day of the fourth successive fiscal quarter of Parent thereafter;
(iv)    “Second Contingent Consideration Period” means the period beginning the day immediately following the end of the First Contingent Consideration Period and ending on the last day of the fourth successive fiscal quarter of Parent thereafter (with each of the First Contingent Consideration Period and the Second Contingent Consideration Period being referred to herein as a “Contingent Consideration Period”); and
(v)    “Measurement Period” means the twelve-month period ending on the last day of the last completed calendar quarter preceding the Closing Date (unless the Closing Date is on the last day of a calendar quarter, in which case, such period will be the twelve-month period ending on the Closing Date) (such date, the “Measurement Period End Date”).
(c)    Dispute of Revenue Statement. Following delivery of the applicable Revenue Statement, Parent shall give the Seller Representative and its Representatives timely reasonable access to the work papers prepared or reviewed by Parent and its Representatives in connection with the preparation of the applicable Revenue Statement and to such other records and Representatives of Parent and any Selling Party as are reasonably necessary to enable the Seller Representative to verify the accuracy of the applicable Revenue Statement (the “Revenue Records”). Parent shall maintain the Revenue Records until one year after the end of the Second Contingent Consideration Period. Seller Representative may dispute any amounts reflected on such Revenue Statement by notifying Parent in writing of each disputed item within 30 days after the date on which Seller Representative is given access to the applicable Revenue Records. If Seller Representative delivers a notice of disagreement within such 30-day period, Seller Representative and Parent shall, during the 15 days following such delivery (or such longer period as they may mutually agree), each use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on such Revenue Statement. If Seller Representative and Parent are unable to reach agreement concerning any items on such Revenue Statement during such 15-day period, they shall promptly thereafter submit the dispute and all Revenue Records to the Dispute Auditor for resolution pursuant to Section 1.12(b). The amounts set forth on each Revenue Statement shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (i) the failure of Seller Representative to
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notify Parent of a dispute within 30 days of the date on which Seller Representative is given access to the applicable Revenue Records, (ii) the mutual written resolution of all disputes by Parent and Seller Representative and (iii) the resolution of all disputes by the Dispute Auditor pursuant to Section 1.12(b).
(d)    Payment Procedures. Within 10 Business Days of the final determination of the Achieved Revenue for the applicable Contingent Consideration Period in accordance with the last sentence of Section 1.16(c), Parent shall pay to the Payment Agent or the Surviving Corporation (as applicable), and shall cause the Payment Agent or the Surviving Corporation, as applicable, to pay to each Participating Securityholder, by wire transfer of immediately available funds (or by check, as reasonably directed by such person), such person’s Pro Rata Fraction of the Contingent Consideration for such Contingent Consideration Period (in accordance with the provisions of Section 1.11). The right of the Participating Securityholders to receive their respective Pro Rata Fractions of any Contingent Consideration shall not be evidenced by any form of certificate or instrument. The right of any Participating Securityholder to receive such person’s Pro Rata Fraction of any Contingent Consideration shall not be assignable or transferable except by will, the applicable Laws of intestacy or other operation of applicable Law, without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed but which may be subject to Parent’s requirement that any costs or expenses related to any such assignment or transfer be borne by the applicable Participating Securityholder) and neither Parent, the Surviving Corporation, the Payment Agent, nor the Seller Representative shall give effect to any purported assignment or transfer made in contravention of this sentence.
(e)    Covenants.
(i)    Until the end of the Second Contingent Consideration Period, Parent shall, and shall cause each Selling Party to, use commercially reasonable efforts to commercialize and sell Company Products; provided that nothing in this clause (i) shall require Parent to commercialize or sell any Company Products outside the United States. Without limiting the foregoing, at no point during either Contingent Consideration Period shall Parent take, or shall Parent permit any Selling Party to take, directly or indirectly, any action for the primary purpose of avoiding or reducing any of the Earned Contingent Consideration, it being understood that subject to the first sentence of this Section 1.16(e)(i), Parent shall have sole discretion with regard to all matters relating to the operation of the Surviving Corporation and its Affiliates.
(ii)    Until the end of the Second Contingent Consideration Period, in the event of the occurrence of any of the following events, if the Maximum Contingent Consideration has not been paid, then the difference between the Maximum Contingent Consideration and the Contingent Consideration already paid shall be immediately due and payable in full: (A) Parent or the Surviving Corporation commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; (B) any such proceeding is commenced against Parent or the Surviving Corporation, or a receiver or trustee is appointed for Parent or the Surviving Corporation or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; (C) Parent or the Surviving Corporation makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or
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trustee for all or substantially all of its assets or has a receiver, custodian or trustee appointed for all or substantially all of its assets; or (D) a Change of Control is consummated.
(f)    Duty to Notify; Information Rights.
Parent shall deliver a status update to the Seller Representative not less frequently than once each calendar quarter during either Contingent Consideration Period including the Achieved Revenue as of the end of the applicable quarter and a high-level summary of commercialization activities conducted in such quarter; provided that in no case shall Parent be required to provide any such status update before it publicly announces its financial results for the applicable quarter. Parent shall also provide additional information related to the Achieved Revenue and commercialization activities as reasonably requested by the Seller Representative. The Seller Representative shall not disclose any information included in any such status update except to Company Stockholders who serve on the Seller Representative’s advisory committee or who have executed a confidentiality agreement on substantially similar terms as those set forth in the Confidentiality Agreement or as necessary to enforce this Agreement or as required by applicable law.
(g)    Restrictions on Transfer. Until the earlier to occur of the payment of the Maximum Contingent Consideration and the end of the Second Contingent Consideration Period, if Parent or the Surviving Corporation or an Affiliate thereof sells, assigns, licenses or otherwise transfers rights in or to any Revenue Product to a third party (a “Significant Sale”), then Parent shall either (i) cause such third party in such Significant Sale to assume Parent’s obligations under this Agreement with respect to the Contingent Consideration, which assumption shall not require any Participating Securityholder’s or the Seller Representative’s consent, provided that Parent shall remain liable for all such assumed obligations, or (ii) pay the difference between the Maximum Contingent Consideration and the Earned Contingent Consideration already paid to the Payment Agent for distribution to the Participating Securityholders in accordance with the terms of this Agreement within 20 Business Days following the consummation of such Significant Sale. For the sake of clarity, in no event shall (A) the grant of rights to market, sell, and/or pursue and maintain regulatory clearances with respect to a Revenue Product to a third party distributor, subdistributor or other reseller of Parent or the Surviving Corporation or an Affiliate thereof or (B) the sale of any Revenue Product to a customer or end-user constitute a “Significant Sale.”
Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub, except as set forth in the Disclosure Schedule, as follows:
2.1    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and each Transaction Document to which it is a party, and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Required Company Stockholder Votes, to consummate the transactions contemplated hereby and thereby. As of the date of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (a) determined that this Agreement, the Merger and the other Transactions are advisable and fair
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and in the best interests of the Company and its stockholders, (b) authorized, approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, and (c) recommended the adoption of the “agreement of merger” contained in this Agreement by the Company Stockholders and directed that the “agreement of merger” contained in this Agreement be submitted for consideration by the Company Stockholders by written consent (collectively, the “Company Board Recommendation”). This Agreement has been duly executed by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.2    Due Incorporation; No Subsidiaries; Etc.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct its business in the manner in which its business has been and is currently being conducted.
(b)    The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and could not reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company does not own, have any interest in any shares or have an ownership interest in any other Person, and it has never owned, had any interest in any shares or had any ownership interest in any other Person.
2.3    Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent copies of the Company Charter and Company bylaws, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect.
2.4    Capitalization, Etc.
(a)    As of the date of this Agreement, the authorized capital of the Company consists of:

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(i)    121,005,403 shares of Preferred Stock, of which 30,581,046 shares of Series 3 Preferred Stock are issued and outstanding and 191,689 shares of Series 3 Preferred Stock are subject to issuance upon exercise of outstanding Company Warrants, 7,839,461 shares of Series 4 Preferred Stock are issued and outstanding and 72,120 shares of Series 4 Preferred Stock are subject to issuance upon exercise of outstanding Company Warrants, 45,971,053 shares of Series 5 Preferred Stock are issued and outstanding and 3,741,351 shares of Series 3 Preferred Stock are subject to issuance upon exercise of outstanding Company Warrants, and 32,608,683 shares of Series 6 Preferred Stock are issued and outstanding; and
(ii)    146,000,000 shares of Company Common Stock, of which 4,548,906 shares are issued and outstanding. 18,478,131 shares of Company Common Stock are reserved for issuance under the Company Option Plan, of which 16,158,947 shares are subject to outstanding stock options under the Company Option Plan and 2,319,184 shares remain available for future grant under the Company Option Plan, and 448,842 shares of Company Common Stock are subject to issuance upon exercise of outstanding Company Warrants.
(b)    Except as set forth in Section 2.4(a) above and except for (i) the Company Options, (ii) the Company Warrants, (iii) the conversion privileges of the Company Preferred Stock and (iv) those rights set forth in Part 2.4(b) of the Disclosure Schedule, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights), agreements or commitments of the Company or to which the Company, any Company Stockholder or holder of Company Options or Company Warrants is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no commitments or obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
(c)    Except for those rights set forth in Part 2.4(c) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Part 2.4(c) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts to which the Company, or, to the Company’s Knowledge, any Company Stockholder or any holder of Company Options or Company Warrants is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.
(d)    All of the outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the exercise of the Company Options and Company Warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not subject to any preemptive rights created by statute, the provisions of the Company Charter or Company bylaws, or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All of
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the outstanding shares of Company Capital Stock, the Company Options and the Company Warrants have been issued and granted in all material respects in compliance with all applicable Laws.
(e)    Part 2.4(e) of the Disclosure Schedule sets forth (i) the name of each Person that is the registered owner of any shares of Company Capital Stock outstanding as of the date of this Agreement and the number and class of shares owned by such Person; (ii) with respect to each Company Option that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Option; (B) the total number of shares of Company Common Stock that are subject to such Company Option; (C) the exercise price per share of Company Common Stock purchasable under such Company Option; and (D) whether such Company Option is an Employee Option or a Non-Employee Option; (iii) with respect to each Company Warrant that is outstanding as of the date of this Agreement: (A) the name of the holder of such Company Warrant; (B) the total number and class of shares and class of Company Capital Stock that are subject to such Company Warrant; and (C) the exercise price per share of Company Capital Stock purchasable under such Company Warrant and (iv) with respect to the Company Carve-Out Plan, as of the date of this Agreement: (A) the name of each Carve-Out Plan Participant, (B) the percentage of Net Proceeds that the Board has approved as the Carve-Out Plan Amount, and (C) the percentage of the Carve-Out Plan Amount that each Carve-Out Plan Participant would be entitled to receive after the Effective Time pursuant to the Company Carve-Out Plan, assuming that such Carve-Out Plan Participant were to have complied with all requirements of the Company Carve-Out Plan necessary to receive such amounts at the times and subject to the conditions set forth in the Company Carve-Out Plan. Prior to the Effective Time, the Company will provide to Parent (x) the determination of the aggregate amount of Net Proceeds by the Board of Directors of the Company, and (y) the Company’s determination (set forth on the Estimated Closing Statement as required by Section 1.7(c)(vi)) of the amount of the Carve-Out Plan Amount that each Carve-Out Plan Participant is entitled to receive (prior to applicable withholding and taxes) pursuant to the Company Carve-Out Plan as of the Effective Time, assuming that such Carve-Out Plan Participant has complied with all requirements of the Company Carve-Out Plan necessary to receive such amounts as of the Effective Time.
(f)    Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, the award agreement governing such grant was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Company Option Plan and all other applicable legal requirements and the per share exercise price of each Company Option was equal to the fair market value of a share of Common Stock on the applicable Grant Date. No Company Options are treated as non-exempt nonqualified deferred compensation arrangements under Section 409A of the Code and the treasury regulations thereunder.
2.5    Non-Contravention; Consents. Except as set forth in Part 2.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or Company bylaws; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or
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without notice or lapse of time or both would constitute a default) on the part of the Company under, or give to others any rights of termination, cancellation or acceleration of any material obligations of the Company pursuant to, any Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Encumbrance). Except as set forth in Part 2.5 of the Disclosure Schedule and except as may be required by the DGCL or HSR Act, the Company is not required to obtain any Consent from, or submit any filing or notification to, any Governmental Entity or party to a Material Contract at any time prior to the Closing as a result of, or in order to carry out, the execution and delivery of this Agreement, the other Transaction Documents or the consummation by the Company of the Transactions.
2.6    Financial Statements. The Company has delivered or otherwise made available to Parent or its counsel (a) the Company’s audited balance sheet as of December 31, 2018 and December 31, 2019, (b) the Company’s audited statement of operations and statement of cash flows for each of the fiscal years ended December 31, 2018 and December 31, 2019, and (c) the Company’s unaudited balance sheet as of September 30, 2020 (the “Unaudited Balance Sheet”), and the unaudited statement of operations and statement of cash flows for the 9 months ended September 30, 2020 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements do not contain footnotes (none of which, if presented, would materially differ from those in the audited financial statements) and are subject to normal and recurring year-end adjustments (none of which are, individually or in the aggregate, material).
2.7    Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of the Unaudited Balance Sheet and the date of this Agreement, there has not occurred: (a) any event or occurrence or series of related events or occurrences that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (b) any event or action that would require the consent of Parent pursuant to Sections 4.2 if such event or action occurred during the Pre-Closing Period.
2.8    Title to Assets. The Company has good and valid title to all assets owned by it as of the date of this Agreement, other than Intellectual Property which is covered by Section 2.10, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). Except as set forth in Part 2.8 of the Disclosure Schedule, (a) all of such assets are owned by the Company free and clear of any Liens (other than Permitted Encumbrances), (b) all of such assets are in good operating condition and repair, and are adequate for the uses to which they are being put as of the date of this Agreement and (c) all of such assets

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are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted as of the date of this Agreement.
2.9    Real Property; Leasehold. The Company does not own, and has never owned, any real property, and the Company does not own, and has never owned, any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule (the “Leased Real Property”). The Company is in material compliance with such real property leases and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. The Company has not granted any other Person the right to occupy or use any Leased Real Property. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property or under which the Company is a sublessor of any Leased Real Property. The Company has not received written notice of (a) default, or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement. There are no Legal Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
2.10    Intellectual Property.
(a)    Part 2.10(a) of the Disclosure Schedule sets forth a list of each Company Product.
(b)    Part 2.10(b)(i) of the Disclosure Schedule identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and filing and registration date; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) any unregistered copyrights, trademarks or software that is material to the Company. To the Company’s Knowledge, each of the Patents included in the Registered IP that are owned by the Company properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending. Each item of Company Intellectual Property is, to the Company’s Knowledge, valid and enforceable, and in the case of Registered IP, subsisting. As of the date of this Agreement, no Registered IP that is listed or required to be listed on Part 2.10(b)(i) of the Disclosure Schedule is involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any such Registered IP is being contested or challenged.
(c)    Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Company exclusively owns and has good, valid, and sole title (free and clear of all Liens other than Permitted Encumbrances) to all of the Company Intellectual Property. The Company Intellectual Property,
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together with any Intellectual Property and Intellectual Property Rights licensed to the Company pursuant to an Inbound License constitutes all Intellectual Property and Intellectual Property Rights used in, necessary for or otherwise material to the operation of the business of the Company, other than Off-the-Shelf Software.
(d)    To the Company’s Knowledge, the Company’s conduct of the business as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated any valid Intellectual Property Rights of others. Except as set forth in Part 2.10(d) of the Disclosure Schedule, since January 1, 2017, no Person has asserted any written claim (i) challenging or questioning the Company’s right, interest or title in any of the Company Intellectual Property or (ii) alleging infringement or misappropriation of any Intellectual Property by the Company. None of the Company Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.
(e)    To the Company’s Knowledge, since January 1, 2017 no Person has infringed or misappropriated, and no Person is currently infringing, misappropriating or otherwise violating any Company Intellectual Property. The Company has not, since January 1, 2017, asserted any claim that any Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.
(f)    Part 2.10(f) of the Disclosure Schedule identifies each Contract pursuant to which any material Intellectual Property or Intellectual Property Rights are licensed to the Company (other than (i) agreements between the Company and its employees and consultants, (ii) non-exclusive licenses to commercially available third-party software (“Off-the-Shelf Software”) or (iii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice) (“Inbound Licenses”). For the avoidance of doubt, a covenant not to sue granted in favor of the Company and that relates to Intellectual Property shall be considered an Inbound License. Except with respect to the agreements listed in Part 2.10(f) of the Disclosure Schedule and Off-the-Shelf Software, the Company is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property or Intellectual Property Rights. Except as set forth on Part 2.10(f) of the Disclosure Schedule, all Off-the-Shelf Software used by the Company in the conduct of its business will continue to be available for use by the Surviving Corporation following the consummation of the Transactions without payment of any additional fees by the Surviving Corporation.
(g)    Part 2.10(g) of the Disclosure Schedule lists each outbound license of Company Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business (“Outbound Licenses”). Each Inbound License and Outbound License is valid and enforceable against the Company and the counterparties thereto. The Company is not, and to the Company’s Knowledge, no counterparty thereto is in default or other breach of any Inbound License or Outbound License. For the avoidance of doubt, a covenant not to sue granted by the Company and that relates to Intellectual Property shall be considered an Outbound License.
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(h)    The Company has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information. To the Company’s Knowledge, there has been no unauthorized use or disclosure of any of the Company’s trade secrets or other technical information.
(i)    All current and former employees, contractors, consultants of the Company and any other Persons who have been involved in the development of any Company Intellectual Property for or on behalf of the Company have executed agreements (i) acknowledging the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) granting to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waiving any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law (each, an “IP Agreement”). All such IP Agreements are in the form(s) provided to Parent, and the Company has provided Parent with true and complete copies of all such IP Agreements. No employee, officer, director, consultant or advisor of the Company (i) has any right, license, and claim or interest whatsoever in or with respect to any Company Intellectual Property, or (ii) to the Company’s Knowledge, is in material violation of any IP Agreement.
(j)    Except as set forth on Part 2.10(j) of the Disclosure Schedule, no Governmental Entity or academic institution has any right to, ownership of, or right to royalties for or license to any Company Intellectual Property.
(k)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Company in any Company Intellectual Property or any rights of the Company under agreements identified in Part 2.10(f) of the Disclosure Schedule or the validity, enforceability, use, right to use, ownership, priority, duration, or scope of any Company Intellectual Property or any Intellectual Property or Intellectual Property Rights that the Company uses pursuant to an agreement identified in Part 2.10(f) of the Disclosure Schedule.
(l)    Part 2.10(l)(i) of the Disclosure Schedule identifies each item of Open Source Code used or distributed in connection with each Company Product and the Company Software, including an identification of the license pursuant to which such Open Source Code is used or distributed, identification of the Company Product or Company Software with which such Open Source Code is used or distributed and a description of the manner of use or distribution of such Open Source Code. Except as set forth in Part 2.10(l)(ii) of the Disclosure Schedule, the Company has not used and no Company Software contains any Open Source Code in a manner that: (i) requires the Company to distribute or disclose the source code of any Company Software; (ii) requires the Company to distribute or make available any Company Software without charge or at a reduced charge; or (iii) provides users the right to decompile, disassemble or otherwise reverse engineer any Company Software; except, in each of the foregoing cases, other than with respect to the Open Source Code itself.
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(m)    Except as listed in Part 2.10(m) of the Disclosure Schedule, and except for software (e.g., javascript) which is customarily delivered in source code form in the ordinary course of providing such software (e.g., accompanying a developer’s kit), the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any Company Software, other than to consultants and independent contractors pursuant to a non-disclosure and confidentiality agreement and in connection with their work for the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result in the disclosure or delivery of the source code for any Company Software by the Company or any escrow agent to any other Person. Part 2.10(m) of the Disclosure Schedule identifies each Contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, the source code for any Company Software.
(n)    Using commercially available tools and procedures, the Company has periodically scanned the Company Software in a manner designed to help ensure that none of the Company Software contains any undocumented “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(o)    The Company is, and at all times during the past six years has been, in compliance with (i) its own website privacy policy and any other external facing policies governing Personal Data in the Company’s possession or control (collectively, “Privacy Policies”); (ii) all applicable Privacy Laws; (iii) all Contracts (or portions thereof) to which the Company is a party that contain obligations governing Personal Data; and (iv) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, card brand, merchant bank, or acquiring bank (collectively, “PCI Requirements”); except in each case of (i) through (iv), individually and in the aggregate, as could not reasonably be expected to result in liability material to the Company. The Company has not received any written notices from any Government Entity or Person alleging a violation of any applicable Privacy Laws and, to the Company’s Knowledge, no circumstance exists that may reasonably lead to any investigation of the Company by any Government Entity with respect to applicable Privacy Laws or require the Company to take any action, including the notification of any Person, with respect to any violation under any applicable Privacy Laws. Except as would not reasonably be expected to result in liability material to the Company, there has been no unauthorized intrusion, ransomware, or breaches of security into any Company systems.
(p)    At all times during the past six years, the Company has taken commercially reasonable steps (such as, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) designed to protect all Personal Data and confidential information in its possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Except as would not reasonably be expected to result in
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liability material to the Company, there has been no unauthorized access, use, or disclosure of Personal Data or confidential information in the possession or control of the Company, or, to the Company’s Knowledge, any of the Company’s contractors, service providers, or other entities processing the Company’s Personal Data on the Company’s behalf.
(q)    The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take commercially reasonable steps designed to protect Company Personal Data in such third parties’ possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(r)    The Company has provided notifications to, and has obtained consent from, Persons regarding its processing of Personal Data where such notice or consent is required by applicable Privacy Laws. The Company has collected all Personal Data in accordance with its Privacy Policies and Privacy Laws, and the Company’s collection of such Personal Date or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Company has all permissions necessary to provide all Personal Data to Parent, and, to the Company’s Knowledge, Parent may use such Personal Data in at least the same manner as Company used such Personal Data prior to the consummation of the transactions contemplated under this Agreement.
2.11    Regulatory Matters; Healthcare Laws; Healthcare Permits.
(a)    The Company and any Person acting on its behalf are, and have been at all times, in compliance in all material respects with all Healthcare Laws and Orders applicable to the operation of the Company’s business, as well as the terms of and ongoing obligations associated with any applicable Healthcare Permit in each case, regarding the design, development, sale, distribution and promotion of any Company Products in jurisdictions where the Company currently conducts such activities. The Company has not received any request for information, notice, subpoena, demand letter, administrative inquiry, formal or informal complaint, claim, or other written notice from any Governmental Entity (i) contesting the sale of any Company Product or (ii) otherwise alleging any violation of any Healthcare Laws by the Company with respect to any Company Product. As of the date of this Agreement, there is no Legal Proceeding or investigation pending, or to the Company’s Knowledge, threatened against the Company regarding any alleged violation of any Healthcare Law, and, to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to material liability of the Company under any Healthcare Laws. Neither the Company nor any of its directors, officers or employees has made any voluntary self-disclosure to any Governmental Entity regarding any potential non-compliance with any Healthcare Law applicable to the business of the Company. The Company has not been and is not subject to any corrective action plan, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar undertaking with or imposed by any Governmental Entity arising from any alleged violation of any Healthcare Law. The Company is not currently, neither has it been, subject to any continuing reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity.
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(b)    With respect to the Company Products sold or marketed in all applicable jurisdictions, except as set forth in Part 2.11(b) of the Disclosure Schedule:
(i)    the Company has not received any adverse inspectional finding, data integrity review, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, Form 483, or other compliance or enforcement notice, communication, correspondence, or other notice from any Governmental Entity or any other Person specifically identifying any actual or alleged violation of, or failure to comply with, any applicable regulations or Laws governing the sale and marketing of such Company Products (an “Adverse Notice”); and
(ii)    the Company is not subject to any obligation or requirement arising under any consent decree, inspection report or warning letter issued by or entered into with the United States Food and Drug Administration (“FDA”), or any other Governmental Entity with regard to the development, testing, manufacture, clearance or marketing of such Company Products.
(c)    The Company has made available to Parent copies or documentation, to the extent applicable, of any and all material communications and any and all non-routine communications with the FDA and any other Governmental Entity, including but not limited to Adverse Notices. Any Adverse Notice set forth on Part 2.11(c) of the Disclosure Schedule has been closed out by the relevant Governmental Entity or other Person.
(d)    All clinical trials, whether completed or ongoing, that are or have been sponsored or conducted by the Company are listed in Part 2.11(d) of the Disclosure Schedule, and all such clinical trials are being or have been conducted by (or on behalf of) the Company in compliance with all Healthcare Laws in all material respects, including, as applicable, FDA’s investigational device exemption regulations and good clinical practices requirements. All animal studies conducted by or on behalf of the Company have been conducted in compliance with good laboratory practices set forth in the regulations under 21 C.F.R. Part 58 and all applicable Laws and institutional policies.
(e)    Neither the Company nor any Person operating on its behalf has made any false statements on, or omissions from, any applications, notifications, registrations, reports, or other submissions to the FDA or any other Governmental Entity, or made any false statements on, or omissions from, any other material records and documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity or applicable Law. Neither the Company nor, to the Company’s Knowledge, any Person operating on its behalf has (i) raised allegations with the Company related to qualifying such person as a relator or potential relator under the Federal False Claims Act; or (ii) caused to be presented a claim for a healthcare item or service that was not provided as claimed, or for a healthcare item or service where such person knew or should have known the claim was false or fraudulent.
(f)    The Company has not knowingly or willfully offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind at any time during the past three years (i) in return for referring any
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individual to a person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by any “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), including Medicare, Medicaid, TRICARE/CHAMPVA and any state health care program (as defined therein) (each, a “Government Healthcare Program”), as amended from time to time, or any other governmental payment, procurement or non-procurement program, (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Healthcare Program, or (iii) to influence a patient’s selection of a particular health care provider practitioner or supplier, unless in each case in (i)-(iii) above such remuneration complies with an applicable exception or safe harbor under applicable Healthcare Laws.
(g)    The Company is not subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and does not receive any “Protected Health Information” (as defined by HIPAA) from any entity that is a covered entity or business associate under HIPAA.
2.12    Material Contracts.
(a)    Part 2.12(a) of the Disclosure Schedule lists each Contract (other than purchase orders) in effect as of the date of this Agreement to which any Company is a party or by which any of its properties or assets are otherwise bound of the following categories (the “Material Contracts”):
(i)    any Contract or group of related Contracts (except for any offer letters or employment agreements entered into with Company Employees, independent contractors or consultants) that require future payments by or to the Company in excess of $75,000 in any calendar year, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;
(ii)    any acquisition agreement entered into in the five (5) year period preceding the date of this Agreement pursuant to which the Company acquired any operating business or material assets, in each case other than any such Contracts entered into in the ordinary course of business (including pursuant to financing agreements, leases and commercial agreements with suppliers and/or with respect to the sale, distribution or licensing of products by the Company);
(iii)    any Contract for the sale of any material asset of the Company (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;
(iv)    (A) any monetary guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Indebtedness of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); and (C) any currency, commodity or other hedging or swap Contract;
(v)    any Contract under which the Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the
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Company and other than extensions of trade credit and other advances under commercial arrangements in the ordinary course of business);
(vi)    (A) any Contract creating or purporting to create any joint venture or any sharing of profits or losses by the Company with any third party; or (B) any Contract that provides for “earn-outs” or other similar contingent payments by or to the Company for the deferred purchase price of property or services;
(vii)    under which any Governmental Entity has any material rights;
(viii)    (A) any Contract containing covenants restricting competition which have, or would have, the effect of limiting the freedom of the Company or, after the Closing, Parent or the Surviving Corporation, to engage in any business or activity in any geographic area or other jurisdiction or with any Person, other than nondisclosure agreements entered into (1) in the ordinary course of business consistent with past practice or (2) in connection with this Agreement; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract that includes minimum purchase obligations on the part of the Company that exceed $75,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;
(ix)    any Contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $100,000 or more individually in any calendar year;
(x)    any lease, sublease, rental or occupancy agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real property;
(xi)    any Inbound License and any Outbound License;
(xii)    any power of attorney granted by the Company that is currently in effect, except for any power of attorney granted to a professional services firm for the purpose of making any Tax filings or foreign intellectual property filings, in each case, on behalf of the Company;
(xiii)    any collective bargaining agreement or other Contract with any union, labor union, works council, or similar labor entity;
(xiv)    any Contract relating to the outsourcing or provision of labor or related services (including without limitation the Shelter Plan Service Agreement entered into as of June 10, 2014 between the Company and Offshore International, Inc. and any extensions and amendments thereto) (except for employment agreements entered into in the ordinary course of business);
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(xv)    any offers letter, employment agreement or other Contract with employees, independent contractors or consultants (or similar arrangements) that is not terminable by the Company at-will, without material penalty or without more than 30 days’ notice;
(xvi)    any Contract requiring or otherwise relating to (A) the right of any Person to return products or (B) the payment of government rebates, commercial rebates or chargeback claims with respect to the products;
(xvii)    any Contract with any supplier listed or required to be listed as a Top Supplier or otherwise for the purchase of materials, supplies, goods, services, equipment or other assets constituting a sole source of supply;
(xviii)    any Contract with any customer listed or required to be listed as a Top 10 Customer;
(xix)    any Contract relating to the development, research or manufacturing of any of the Company’s products, including clinical trial agreements, sponsored research agreements, development agreements, material transfer agreements, contract manufacturing agreements and similar agreements; and
(xx)    any other Contract that is material to the Company or the operation of the Company’s business.
(b)    With respect to each Material Contract listed in Part 2.12(a) of the Disclosure Schedule: (i) such Material Contract is in full force and effect, is valid and binding on the Company in accordance with its terms and is, to the Company’s Knowledge, with respect to each party thereto other than the Company, binding and enforceable against such party in accordance with its terms, subject in each case to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel true and complete copy of each such Material Contract.
2.13    Liabilities. As of the date of this Agreement, the Company has no material liabilities required to be reflected in the Unaudited Balance Sheet under GAAP other than: (a) those specifically disclosed or adequately reserved in the Unaudited Balance Sheet; (b) those incurred in the ordinary course of business since the date of the Unaudited Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law,
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or that relates to any cause of action, claim or lawsuit); and (c) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.
2.14    Compliance with Laws; Permits.
(a)    Except with respect to Tax matters, which are addressed solely in Section 2.16 and Healthcare matters, which are addressed in Section 2.11, the Company is in compliance with all applicable Laws except as could not reasonably be expected to result in liability material to the Company. The Company has not received any written notices of any violation with respect to such Laws, except for violations that are immaterial, have been cured or are no longer being asserted, or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Entity, in each case with respect to any aspect of the Company’s business.
(b)    Part 2.14(b) of the Disclosure Schedule lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration (the “Necessary Permits”). All Necessary Permits, including Healthcare Permits required for the Company to conduct its business as currently conducted and as proposed to conducted after the Merger have been obtained by it and have all times been maintained and are valid and in full force and effect. All fees and charges with respect to such Necessary Permits as of the date hereof have been paid in full. None of the Necessary Permits will be terminated or suspended as a result of this Agreement, any other Transaction Documents or the Transactions. No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the cancellation, revocation, suspension, lapse, default or limitation of any Necessary Permit set forth in Part 2.14(b) of the Disclosure Schedule.
2.15    Certain Business Practices. Each of the Company, and to the Company’s Knowledge, the Company’s employees or other representatives while acting on the Company’s behalf (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated, aided or abetted the violation of, or conspired to violate, and is not violating, aiding or abetting the violation of, or conspiring to violate, any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.
(b)    Neither the Company, nor to the Company’s Knowledge, any Company employee or representative acting on behalf of the Company (i) is a Sanctioned Person, (ii) has violated, aided and abetted the violation of, or conspired to violate any Sanctions Laws or export control laws, or (iii) has been the subject of any investigation, inquiry or enforcement proceedings
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by any Governmental Entity regarding, any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company; and, to the Company’s Knowledge, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings in connection with any conduct related to any Sanctions Laws or export control laws.
2.16    Tax Matters.
(a)    The Company has filed all income and other material Company Returns that it was required to file under applicable Laws. All such Company Returns were correct and complete in all material respects. All Taxes required to be paid by the Company (whether or not shown as owing on a Company Return) have been paid. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.
(b)    No audit or other examination of the Company is presently in progress or pending, nor has the Company been notified in writing of any request for such an audit or other examination. There is no unresolved Tax deficiency outstanding, nor has the Company received written notice of any Tax deficiency assessed or proposed against the Company. The Company has never received a written claim from any Governmental Entity in a jurisdiction in which the Company does not file Company Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not (i) waived any statute of limitations beyond the date hereof in respect of any Taxes, (ii) agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency or (iii) requested any written extension of time within which to file a Company Return, in each case, other than in connection with customary extensions of the due date for filing a Company Return obtained in the ordinary course of business. No power of attorney has been executed by or on behalf of the Company with respect to Taxes that will remain in force following the Closing Date.
(c)    The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(e)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part by Section 355 or 361 of the Code. The Company has not consummated or participated in, nor is it currently participating in, any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(f)    The Company will not be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any
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comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) election pursuant to Section 108(i) of the Code; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received or deferred revenue accrued prior to the Closing (other than prepaid amounts received or deferred revenue accrued in the ordinary course of business); or (vi) use of an improper method of accounting for a taxable period or portion thereof ending prior to the Closing.
(g)    The Company has delivered or made available to Parent complete and accurate copies of all income Company Returns for taxable years ending on or after December 31, 2014, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company.
(h)    The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
(i)    The Company has not been a member of an affiliated group filing a U.S. federal income Tax Return. The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; or (iii) otherwise by operation of Law.
(j)    The Company has been resident in the United States for Tax purposes and has not, at any time, been treated as a resident of any other country. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or other fixed place of business in a jurisdiction other than the United States.
(k)    The Company has been classified as a C-corporation for U.S. federal income tax purposes since its formation date.
(l)    The Company has not entered into a closing agreement or other similar agreement with a Governmental Entity relating to Taxes. No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into, or issued by any Governmental Entity with respect to the Company.
(m)    Part 2.16(m) of the Disclosure Schedule sets forth a true and complete list of elections that have been made (or are pending as of the date hereof) or actions that have been taken (or are pending as of the date hereof) by the Company pursuant to Sections 7001-7005 of the Families First Coronavirus Response Act.
(n)    Part 2.16(n) of the Disclosure Schedule sets forth the following (whether occurring or applied for, as applicable, as of the date hereof) by the Company: (i) credits claimed pursuant to Section 2301 of the CARES Act, (ii) payroll and employment taxes deferred pursuant to Section 2302(a) of the CARES Act, (iii) net operating losses carried back pursuant to Section 2303(b) of the CARES Act, (iv) alternative minimum tax credits used pursuant to Section 2305 of the CARES Act, (v) elections made pursuant to Section 2306 of the CARES Act, and (vi) additional depreciation taken pursuant to Section 2307 of the CARES Act.
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(o)    Except as set forth in Part 2.16(o) of the Disclosure Schedule, the Company is not a party to any contract or benefit plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Law) or (ii) any compensation paid or payable for services rendered on or prior to Closing Date that will not be fully tax deductible for federal or state income Tax purposes (including under section 162(m) of the Code).
2.17    Employee Benefit Plans and Employee Matters.
(a)    Part 2.17(a) of the Disclosure Schedule sets forth a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, advisor, contractor or consultant, or for which the Company has any liability (excluding from such list option notices, option grants, at-will employment offer letters, the forms of such option notices, option grants, and offer letters, and state-mandated benefit programs such as unemployment insurance) (the “Company Plans”). The Company has not made any plan or commitment to establish any new Company Plan, to modify any Company Plan, or terminate any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as expressly required by this Agreement).
(b)    With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a true, correct and complete copy of: (i) all documents constituting any part of a Company Plan and all amendments thereto, and all trusts and service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the terms of all unwritten Company Plans; (ii) the two most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets; (v) all communications material to any employee or employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vi) all material, non-routine correspondence to or from any Governmental Entity relating to any Company Plan for the last three years; (vii) all discrimination tests for each Company Plan for the three most recent plan years; and (viii) if such Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable,
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advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter.
(c)    Each Company Plan has been established, maintained and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including but not limited to ERISA or the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any liability. There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity with respect to any Company Plan. The Company has timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Plan. No event has occurred that could give rise to loss of the tax-qualified or tax-exempt status of any Company Plan. Neither the Company nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract.
(d)    No payment or benefit which will or may be made by the Company with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) could reasonably be expected to be or will be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger will not result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan.
(e)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter, or is entitled to rely on an advisory letter or opinion letter, as applicable, from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Plan.
(f)    Neither the Company nor any entity or other Person with which the Company is or was, at the relevant time, considered a single employer or under common control with under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) currently maintains, sponsors, contributes to, or participates in, or has, within the six (6) years preceding the date of this Agreement, maintained, sponsored, contributed to, participated in, or had any obligations or incurred any liability under any employee benefit plan (i) that was or is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) that was or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) that was or is a self-insured “group health plan” (within the meaning of
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Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies), (iv) that was or is a multiple employer plan or to any plan described in Section 413 of the Code, or (v) that provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.
(g)    The Company and each ERISA Affiliate has, prior to the date hereof, complied in all material respects with the Patient Protection and Affordable Care Act, as amended, the Health Care and Education Reconciliation Act of 2010, as amended, COBRA, the Family Medical Leave Act of 1993, as amended, the California Family Rights Act of 1993, as amended, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its employees or compliance with those provisions has been delegated to a third-party administrator, and the Company does not have any Knowledge of any non-compliance by such administrator. Neither the Company nor any ERISA Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA or any state or statutory local law governing health care coverage or extension thereof.
(h)    Except as set forth in Part 2.17(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will (i) result in any payment (including severance, gratuity, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any ERISA Affiliate, (iv) obligate the Company or any ERISA Affiliate to fund any trust, or (v) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
(i)    Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of the Company as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.
(j)    The Company: (i) is and at all times has been in material compliance with all applicable Laws and contractual arrangements, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, respecting employment and employment practices, including but not limited to, payment of wages, hours of
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work, non-discrimination, reasonable accommodation, disability rights or benefits, worker classification (including the proper classification of workers as independent contractors and consultants), overtime compensation, child labor, hiring, working conditions, meal and break periods, labor relations, leave of absence requirements, paid sick or family leave, occupational health and safety, privacy, harassment, retaliation, immigration; (ii) has made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Entity, concerning workplace and employee health and safety practices related to the COVID-19 pandemic; (iii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” or “relocation” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Laws) affecting any single site of employment or one or more facilities or operating units within any single site of employment or facility of the Company, nor is any such action currently contemplated, planned, or announced. To the Company’s Knowledge, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. All individuals who perform or performed services for the Company and who are characterized and treated by the Company as independent contractors or consultants are properly characterized and treated as independent contractors under all applicable Laws. All employees of the Company located in the United States are legally authorized to work in the United States, and all employees of the Company outside of the United States are legally authorized to work in the country in which they work pursuant to the Laws of such country.
(k)    The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there been in the last three years, a representation campaign or organizational effort with respect to any of the employees of the Company. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. Neither the Company nor any of its Representatives has committed or engaged in any material unfair labor practice in connection with the operation of the business of the Company. The Company has no duty to bargain with any labor union or labor organization, works council or similar body. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, relating to any Company Plan, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination matter involving any employee, including charges of unfair labor practices, discrimination, retaliation or harassment complaints or other labor or employment disputes. All employees of the Company have executed a legally enforceable nondisclosure and confidentiality agreement and arbitration agreement, in each case in the form made available to Parent. To the Company’s Knowledge, no employee of Company is in any respect in violation of any material term of any employment Contract, nondisclosure
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agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation. To the Company’s Knowledge, as of the date of this Agreement, no officer, director or managerial employee or any independent contractor has given notice that such employee or independent contractor intends to terminate his or her employment or engagement with the Company.
(l)    During the past five (5) years, the Company has not been a party to a settlement agreement with a current or former employee that relates to allegations of harassment, including sexual harassment or sexual misconduct. During the past five (5) years no material claims of harassment, including sexual harassment or sexual misconduct, have been made against: (i) any officer or director of the Company in his or her capacity as an officer or director of the Company, or (ii) any executive or management employee of the Company in his or her capacity as an employee of the Company.
(m)    Part 2.17(m)(i) of the Disclosure Schedule sets forth a correct and complete list of all current employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: job title, work location, name, employing entity, current annual base salary or base wages, current cash bonus target, any other current cash compensation entitlements, “exempt” or “non-exempt” classification (for employees working in the United States), date of hire, credit service, accrued and unused paid time off and employment status (active or nature of leave of absence). Part 2.17(m)(ii) of the Disclosure Schedule sets forth a correct and complete list of all individual independent contractors or other individual service providers of the Company as of the date of this Agreement and sets forth for such individual the following: name, work location, the fee or compensation schedule, and the applicable term for which such services were or are anticipated to be provided. A list of the employees under a visa or other similar authorization to work in a country other than the employee’s country of citizenship is set forth in Part 2.17(k)(iii) of the Disclosure Schedule.
(n)    Except as set forth in Part 2.17(n) of the Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
(o)     To the Company’s Knowledge, assignments of inventions, patents and non-solicitation agreements and other restrictive covenants entered into with employees as provided to the Buyer have not been amended and remain in effect and are enforceable.
(p)    To the Company’s Knowledge, the employees performing work on behalf of the Company in Mexico who are employed by Maquilas Teta Kawi S.A. de C.V. are compensated and employed consistent with all applicable laws governing wages, benefits and other terms and conditions of employment under Mexico law as it existed as of the signing of this Agreement.
2.18    Environmental Matters. The Company is in material compliance with all applicable Environmental Laws. As of the date hereof, the Company has not received any written notices, demand letters or requests for information from any Governmental Entity indicating that
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the Company is or may be in violation of, or be liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Entity under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Entity during the past two years that alleges that such current or prior owner or the Company is materially violating any Environmental Law. The Company is in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained by the Company under any Environmental Law in connection with its operations as they are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company, are in full force and effect, and the Company is in material compliance with the terms thereof. The Company has not disposed of or released any Hazardous Substances on, in or under any real property that could reasonably be expected to require remediation under Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business of the Company.
2.19    Inventory. All inventory of the Company, whether or not reflected in the Unaudited Balance Sheet, consists of a quality and quantity usable and salable inventory in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.
2.20    Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made or services provided in the ordinary course of business consistent with past practices or valid claims as to which full performance has been rendered by the Company. All of the accounts and notes receivable of the Company are collectible in full in accordance with their terms at their recorded amounts. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Company are pending or, to the Company’s knowledge, threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Affiliates of the Company. The accounts and notes receivable at Closing do not reflect any changes in discounts, rebates or other benefits offered to customers.
2.21    Suppliers and Customers.
(a)    Part 2.21(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list of the top 10 suppliers for materials, products or services of the business of the Company based on the amount spent by the Company with such suppliers for the 12-month period ended December 31, 2020 (the “Top Suppliers”). Part 2.21(a)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of the top 25 customers based on the revenue the Company
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derived from such customers for the 12-month period ended December 31, 2020 (the “Top Customers” and the top 10 of such customers based on such revenue, the “Top 10 Customers”).
(b)    The Company has not received any written notice to the effect that any Top Supplier or Top Customer will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Company, and there are no outstanding or, to the Company’s Knowledge, threatened disputes with any Top Supplier or Top Customer. The Company has not received any written notice from, and has no Knowledge that any Top Supplier or Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding. Attached to Part 2.21(b) of the Disclosure Schedule are the Company’s standard form(s) of customer agreements.
2.22    Insurance. All insurance policies and bonds maintained by or for the benefit of the Company (the “Insurance Policies”) are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis, and, with regard to Insurance Policies on a retrospective or audited premium basis (or any similar basis to the foregoing), no additional amounts will be due in excess of 10% of the stated annual initial premium. As of the date of this Agreement, there is no claim pending under any of the Company’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company is in compliance with all terms of such Insurance Policies and has not received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies. None of the Insurance Policies are issued by a captive insurer or, other than workers’ compensation, are on a fronting or similar basis.
2.23    Legal Proceedings; Orders. Except as set forth in Part 2.23 of the Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement and the other Transaction Documents. As of the date of this Agreement, there is no Order resulting from a Legal Proceeding against the Company to which the Company is subject. To the Company’s Knowledge, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.
2.24    Vote Required. Except as set forth in Part 2.24 of the Disclosure Schedule, the adoption of this Agreement and approval of the Merger: (a) requires the affirmative votes of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted to common stock basis) outstanding on the applicable record date, voting together as a single class, and (b) may require the affirmative votes of (i) the holders of a majority of the shares of Company Common Stock outstanding on the applicable record date, and (ii) the holders of a majority of the shares of Company Preferred Stock outstanding on the applicable record date,
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voting together as a single class on an as-converted to common stock basis (together, the “Required Company Stockholder Votes”). The Required Company Stockholder Votes are the only votes of the holders of any of the Company Capital Stock necessary to adopt this Agreement and the Transaction Documents, approve the Merger and consummate the Merger and the other Transactions.
2.25    Books and Records. All minute books, stock record and other books, records and accounts of the Company, all of which have been made available to Parent, are true, correct and complete and have been maintained in accordance with good business practice and all applicable Laws. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Company Stockholders, the Board of the Directors of the Company and any committees of the Board of the Directors of the Company, and no meeting, or action taken by written consent, of any such Company Stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
2.26    Financial Advisor. Except as set forth in Part 2.26 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
2.27    Bank Accounts; Directors and Officers; Names. Part 2.27 of the Disclosure Schedule sets forth a true and complete list of the name and address of each bank with which the Company has an account or safe deposit box, the account number for each such account and the names of all persons authorized to draw thereon or have access thereto. Part 2.27 of the Disclosure Schedule lists the directors and officers (or equivalents) of the Company. The Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than its current legal name.
2.28    Product Liabilities.
(a)    Except as set forth in Part 2.28(a) of the Disclosure Schedule, the Company has not suffered, experienced, incurred, received notice of, or become the subject of, or been threatened to be the subject of, any (i) material product return or warranty claim based on failures of any Company Products or, had they been resolved as desired by the claimant or customer seeking to make such returns, could reasonably have resulted in a material liability, (ii) claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with the design, manufacture, marketing, sale, distribution, servicing or use of any Company Products, (iii) request by any customer for indemnification with respect to any claim asserted against the customer by any employee of the Company, or (iv) Legal Proceedings involving any Company Products before, or brought by, a Governmental Entity alleging a violation of any Laws governing the use, manufacture, packaging, labeling, advertising, promotion, distribution, storage, development, processing, transportation or sale of such Company Products.
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(b)    All Company Products previously and currently sold, marketed or distributed by the Company (i) comply and complied, as applicable, in all respects with all (A) applicable manufacturing and product specifications disclosed to customers of such Company Products by the Company, (B) applicable industry and trade-association standards, and (C) Laws applicable to such sale, marketing, advertising, promotion or distribution, including all Laws governing the use, manufacture, packaging, labeling, distribution, storage, development, processing, or transportation of such Company Products and (ii) are free from latent or patent defects and have contained and contain, as applicable, adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and, with industry practice with respect to its contents and use as of the time of such sale. The Company’s quality management system is in compliance with the general safety and performance requirements as set out by applicable Law and the actual scientific standard.
2.29    Product Recalls. Except as set forth on Part 2.29 of the Disclosure Schedule, there have been no, and, to the Company’s Knowledge, there exist no facts that could reasonably cause any, (a) product recalls, return programs, customer notifications or withdrawals, or (b) investigations, requests for product recalls or withdrawals by any Governmental Entity or by any customers of the Company, in each case relating to any Company Products (collectively, “Product Recalls”). Any Product Recalls initiated before the Closing Date have been completed in accordance with all applicable Laws and Orders and have been resolved to the satisfaction of the applicable Governmental Entity. No Person or Governmental Entity has alleged that any Company Products are defective or unsafe or fail to meet any standards or requirements promulgated by a Governmental Entity.
2.30    Related Party Transactions. Except as set forth in Part 2.30 of the Disclosure Schedule, there are no material Contracts, commitments or transactions with, or obligations of the Company, to officers, directors, stockholders or employees of the Company other than (a) for payment of salaries, wages and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (c) benefits due under Company Plans and fringe benefits not required to be listed on Part 2.17(a) of the Disclosure Schedule, (d) agreements relating to outstanding Company Options, and (e) in respect of Company Capital Stock.
Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1    Due Incorporation; Subsidiaries. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2    Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party have been duly authorized
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by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3    Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) conflict with or cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub or (c) result in any breach, or constitute a default on the part of Parent or Merger Sub under any material Contract of Parent or Merger Sub. Except as may be required by the DGCL or HSR Act, neither Parent nor Merger Sub is required to obtain any Consent from, or submit and filing or notification to, any Governmental Entity or party to a material Contract of Parent or Merger Sub at any time prior to the Closing in connection with, or in order to carry out, the execution and delivery of this Agreement or the consummation of the Merger.
3.4    Litigation. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub challenging or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.
3.5    Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.
3.6    No Vote Required. No vote or other action of the stockholders of Parent or Merger Sub is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or Merger Sub or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.
3.7    Financing. Parent has and will have, from and after the Closing, sufficient cash, available lines of credit or other sources of immediately available funds on hand (without restrictions on drawdown that would delay payment of the Purchase Price) to consummate the transactions contemplated by this Agreement, including the payment of all amounts payable by or on behalf of Parent under this Agreement or otherwise as a result of the transactions contemplated by this Agreement.
Section 4.    CERTAIN COVENANTS OF THE COMPANY
4.1    Access. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall (a) upon reasonable advance notice to the Company, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s personnel, facilities and existing books and records; (b) furnish Parent and its
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Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent and Parent’s Representatives in their investigation of the Company; provided, that any such access pursuant to clause (a) shall be conducted at Parent’s sole cost and expense, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere unreasonably with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent, its Affiliates or Representatives if such disclosure would, in the Company’s reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party).
4.2    Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Part 4.2 of the Disclosure Schedule, (x) to comply with the Company’s obligations under this Agreement or in connection with a COVID-19 Response, (y) as necessary to ensure that the Company complies with applicable Laws and contractual obligations, or (z) with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall use commercially reasonable efforts to (A) carry on its ordinary course of business, (B) preserve substantially intact their present business organization, and (C) preserve their material relationships with suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations; and (ii) except as set forth in Part 4.2 of the Disclosure Schedule, the Company shall not:
(a)    amend the Company Charter, Company bylaws and other charter and organizational documents of the Company;
(b)    split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(c)    issue, sell, pledge, grant, create a Lien upon, or authorize the issuance, sale, pledge, grant or creation of a Lien upon, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (other than the issuance of Company Common Stock in respect of any conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants outstanding on the date of this Agreement);
(d)    merge or consolidate with or into any other Person or enter into or adopt any plan or agreement of complete or partial liquidation, restructuring or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, restructuring, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;
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(e)    make any loans, advances, guarantees or capital contributions to or in any Person (other than business-related advances to its employees in the ordinary course of business consistent with past practice) or incur any indebtedness for borrowed money (other than borrowings under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers), or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;
(f)    make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate per month, for each full or partial calendar month in the Pre-Closing Period (other than in accordance with the budget for capital expenditures previously made available to Parent);
(g)    knowingly waive any right of the Company under any Material Contract;
(h)    acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the stock or (other than in the ordinary course of business) assets of, or by any other manner, any business or any entity;
(i)    sell, assign, transfer, grant a Lien upon, pledge, encumber or otherwise dispose of, abandon, invalidate, dedicate to the public domain, lease or exclusively license or sublicense any Company Intellectual Property or other properties or assets of the Company which are material to the Company;
(j)    (i) enter into any Contract that would constitute a Material Contract or lease, sublease, or other rental or occupancy agreement relating to the leasing, use, or occupancy of any real property or otherwise granting a right in any real property; (ii) amend in any material respect any Material Contract or accelerate, cancel or terminate any Material Contract, or (iii) request, decline, or grant any consent or waiver, in each case, in connection with any material provision of any Material Contract, in each case other than to extent such action is expressly set forth in Part 4.2(b) of the Disclosure Schedule or is in furtherance of an action that is expressly permitted by other subsections of this Section 4.2(a) (e.g. capital expenditures within the limit permitted under subclause (f) above) and does not result in any action that would not be permitted under other subsections of this Section 4.2(a);
(k)    make any material change in any accounting method or practice of the Company, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;
(l)    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months), incur any Taxes outside of the ordinary course of business other than Transaction Payroll Taxes incurred in connection with the Transactions, surrender the right to any Tax refund, enter into any agreement
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with any Governmental Entity with respect to any Tax or Company Returns, or file any amended Company Returns;
(m)    (i) adopt, establish, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (except for amendments determined by the Company in good faith to be required to comply with applicable Law), (ii) increase the compensation or fringe benefits of, or grant any bonus or any bonus opportunity to, any current or former employee, director, officer, independent contractor or consultant of the Company other than in the ordinary course of business consistent with past practice, (iii) accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant (except in the ordinary course of business), (iv) grant any severance or termination pay to any current or former director, officer, employee, independent contractor or consultant of the Company (provided, that the Company may make severance or termination payments to employees in the ordinary course of business and in accordance with the terms of any Material Contract disclosed in Part 2.12(a) of the Disclosure Schedule between the Company and such employees in effect on the date of this Agreement or as required by applicable local statutory Laws), or (v) terminate the employment of any key employee or executive other than for cause under applicable local law, provided that the Company may terminate employees in the ordinary course of business;
(n)    hire or promote any person as or to (as the case may be) an officer or hire or promote any employee below officer level except to fill a vacancy in the ordinary course of business;
(o)    waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $100,000 individually or $500,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company; or
(p)    agree or commit to take any of the actions described in clauses “(a)” through “(p)” of this Section 4.2.
Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, including Antitrust Law. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date, and prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.
4.3    No Solicitation
(a)    The Company will immediately cease and cause to be terminated any discussions with any Person that relate to any Acquisition Proposal existing as of the date hereof.
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During the Pre-Closing Period, the Company shall not and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, facilitate or continue inquiries regarding the submission of any Acquisition Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes or is reasonably expected to lead to, any Acquisition Proposal by any Person. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that is reasonably expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, offer or indication of interest from any Person (other than Parent or any of its Affiliates or Representatives) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company (other than the issuance of Company Common Stock in respect of any conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants outstanding on the date of this Agreement); or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or (except in the Company’s ordinary course of business) assets.
(b)    Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal.
(c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events within three (3) Business Days) shall notify Parent of the material terms of any Acquisition Proposal received by the Company.
4.4    Notice of Certain Events.
(a)    From the date hereof until the Closing, the Company shall promptly upon the Company’s Knowledge thereof notify Parent in writing of:
(i)     any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of the condition set forth in Section 6.1 to be satisfied at Closing;
(ii)    any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
(iii)    any Legal Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on
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the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.23.
(b)    Parent’s receipt of information pursuant to this Section 4.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.1(d)) and shall not be deemed to amend or supplement the Disclosure Schedule.
Section 5.    ADDITIONAL COVENANTS OF THE PARTIES
5.1    Stockholder Consent or Approval.
(a)    Immediately following the execution and delivery of this Agreement, the Company shall deliver to Parent written consents of the Company Stockholders in the form attached hereto as Exhibit E (each, a “Written Consent”) collectively constituting the Required Company Stockholder Votes, together with a certificate from the Chief Executive Officer of the Company certifying that such Written Consents constitute the Required Company Stockholder Votes. The Company shall use commercially reasonable efforts to obtain and deliver to Parent Written Consents from the Company Stockholders that were not signatories to the Required Company Stockholder Votes and shall, within 10 Business Days after the date of this Agreement, in accordance with the Company Charter and the Company’s bylaws and the applicable requirements of the DGCL (including Sections 228 and 262 of the DGCL), and, if applicable, the California Code, (i) prepare an information statement (the “Information Statement”), and (ii) cause a copy of the Information Statement, together with the Written Consent and Company Board Recommendation, to be delivered to the physical or electronic address on record for each Company Stockholder who is entitled to vote upon adoption of this Agreement and who did not already do so as of the time of the mailing of the Information Statement. The Information Statement shall (i) include a statement to the effect that the Board of Directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Information Statement shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request. All materials submitted to the Company Stockholders in accordance with this Section 5.1(c) shall be subject to Parent’s advance review and reasonable approval.
(b)    Prior to the Closing Date, the Company shall (i) secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits
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applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval by the Company Stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the treasury regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to such solicitation, all waiver and stockholder approval materials, including the calculations prepared by the Company or the Company’s advisors to determine the Waived 280G Benefits, shall be subject to prior review by Parent, and such review shall not be unreasonably withheld or delayed. The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above. Prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.
5.2    Regulatory Filings.
(a)    As promptly as practicable after execution and delivery of this Agreement, Parent, Merger Sub and the Company shall each use commercially reasonable efforts, and cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the transactions contemplated by this Agreement, including and in no event later than eight (8) Business Days after the date of this Agreement, to make or cause to be made all filings and submissions required under the HSR Act or other Laws applicable to the consummation of the transactions contemplated by this Agreement. The parties shall cooperate in good faith in connection with such filings and submissions and shall promptly comply with any requests for additional information relating thereto from any Governmental Entity, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities.
(b)    Parent shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company and/or its respective Affiliates to any Governmental Entities in connection with the transactions contemplated by this Agreement and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Company in connection with the transactions contemplated by this Agreement (which assistance and cooperation shall include timely furnishing to the Company and/or its respective Representatives, all information concerning Parent and its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). Each of the parties shall have the right to review in advance, and to the extent practicable each will consult the other on any filing made with, or other material communications submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, each party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Entity and consider in good faith the views of the other party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted
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in connection with any such request, inquiry, investigation, action, or legal proceeding, and each party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other parties and a Governmental Entity concerning the Transactions, unless prohibited by such Governmental Entity. Materials required to be provided pursuant to this Section 5.2(b) may be redacted (i) to remove references concerning the valuation of the Company or other bidders for the Company, (ii) as necessary to comply with contractual arrangements (iii) as necessary to address attorney-client or other privilege concerns, and (iv) to remove material that is unrelated to the contemplated transactions. Each party, as each deems advisable and necessary, shall be entitled to designate any competitively sensitive material provided to the other under this Section 5.2 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside antitrust counsel to Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Parent shall be responsible for all filing fees under the HSR Act and all other Laws or regulations applicable to Parent and/or its Affiliates. The parties shall cause the filings under the HSR Act to be considered for grant of “early termination.” No party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, without the prior written consent of the other parties.
(c)    Without limiting the generality of anything contained in this Section 5.2 and subject to any limitations under applicable Laws, Parent agrees to, and to cause its controlled Affiliates to, use commercially reasonable efforts to eliminate each and every impediment that is asserted by any Governmental Entity so as to enable the parties hereto to consummate the transactions contemplated under this Agreement promptly and, in any event, prior to the End Date. Nothing in this Agreement, including this Section 5.2, obligates Parent, or any of its Subsidiaries or Affiliates, to (a) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, (i) the sale, divesture, licensing, encumbrance, or disposition of any of Parent’s or its Subsidiaries’ or Affiliates’ assets, properties or businesses, or of the Company’s properties or businesses to be acquired pursuant to this Agreement, or (ii) the imposition of any obligations, restraints, commitments, or other conditions upon the operation or conduct of any assets, businesses, or operations of Parent, any of its Subsidiaries or Affiliates, or of the Company’s properties or businesses to be acquired pursuant to this Agreement, or (b) defend through litigation on the merits or otherwise any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the End Date.
(d)    Prior to the Closing Date, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, Orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an
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Order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.
5.3    Employee Benefits.
(a)    Parent agrees that from and after the Effective Time, Parent and its Affiliates shall assume and honor accrued wages and related employment obligations (including bonuses and commissions) of the Company. For a period of not less than twelve (12) months following the Effective Time, Parent shall provide or shall cause to be provided, to current employees of the Company (the “Company Employees”) (i) base salary and target incentive compensation opportunities (excluding equity, phantom equity, and change in control compensation) comparable in the aggregate to those in effect with respect to such Company Employees immediately prior to the Effective Time; and (ii) benefits programs (excluding defined benefit and retiree health) that are comparable in the aggregate to those provided to such Company Employees immediately before the Effective Time; provided, that the foregoing shall not diminish any obligation of the Surviving Corporation pursuant to any employment or similar agreement between the Company and any Company Employee in existence as of the Closing Date.
(b)    For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Company Employee participated immediately before the Effective Time ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    Nothing contained herein, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement. Notwithstanding any other provision in this Section 5.3, Parent’s and its Affiliates’ obligations under this Section 5.3 shall not limit Parent’s and its Affiliates’ right, in their sole discretion, to
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furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19 pandemic related circumstances.
5.4    Indemnification of Officers and Directors.
(a)    If the Merger is consummated, then from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company Charter and the Company’s bylaws (in each case, as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent prior to the date of this Agreement, to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.4(a) and the indemnification rights provided under this Section 5.4(a) until disposition of such claim.
(b)    If the Merger is consummated, then from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall maintain in effect, for the benefit of the D&O Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the six-year “tail” policy for the existing directors and officers liability insurance that the Company shall purchase as of the effective time (the “Tail D&O Policy”); provided, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently payable by the Company with respect to such current policy.
(c)    In the event that Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4.
(d)    The provisions of this Section 5.4 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.4 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.
(e)    Notwithstanding anything contained in this Section 5.4, any indemnification agreement, the Company Charter or the Company’s bylaws, no such D&O Indemnified Person will have any right of indemnification from the Surviving Corporation or its
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successors or Acquiror pursuant to this Section 5.4 with respect to any damages incurred if such D&O Indemnified Person committed Fraud.
5.5    Disclosure; Confidentiality.
(a)    During the Pre-Closing Period, neither the Company nor its Affiliates, on the one hand, nor Parent or any of its Affiliates, on the other hand, shall issue (and each shall cause its Representatives not to issue) any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party hereto. Notwithstanding the foregoing, but subject to the terms and conditions of the Confidentiality Agreement, each party hereto shall be allowed to disclose the terms of this Agreement, the Transaction Documents and the Transactions as required under applicable securities or other Laws or the rules of any national securities exchange or interdealer quotation service. Notwithstanding anything to the contrary contained herein, the Debt Financing Sources may issue customary announcements and make other customary communications, including preparation and distribution of marketing materials, in connection with the Debt Financing; provided, that the recipients of such information and any other information contemplated to be provided by the Debt Financing Sources agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.
(b)    Each of Parent, and, prior to the Closing, the Company and their respective controlled Affiliates shall comply with, and shall cause its respective Representatives to comply with, all of its respective obligations under the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with the terms set forth therein.
5.6    Tax Matters.
(a)    Transfer Taxes. Parent on the one hand and the Participating Securityholders on the other hand shall each be responsible for and pay fifty percent (50%) of all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Contemplated Transactions and Parent shall prepare and file all necessary Tax Returns and other documentation in connection with such Taxes and Seller Representative shall cooperate as necessary in filing any such Tax Returns.
(b)    Cooperation. Parent and the Seller Representative agree to furnish or cause to be furnished to the other, upon reasonable request, such information and assistance in such party’s possession (including the possession of any Affiliate) relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Company Returns by Parent, or the Participating Securityholders. Parent shall retain all books and records in its possession with respect to Taxes for a period of at least seven years following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Seller Representative shall have no obligation to prepare or file any Tax Returns.
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(c)    Tax Treatment. For all applicable Tax purposes, the parties to this Agreement agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:
(i)    The Seller Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date, and no Tax withholding or information reporting shall be required in connection with the subsequent distribution of any portion of the Seller Representative Reserve to the Participating Securityholders.
(ii)    Except for amounts paid in respect of In-the-Money Options (which are addressed in Section 5.6(d)(iii)) and amounts received by a Participating Securityholder in the taxable year of such Participating Securityholder in which the Closing occurs, (A) the rights of the Participating Securityholders to the amounts held in the Escrow Account shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of Applicable Law, as appropriate, and (B) if and to the extent any amount is released to the Participating Securityholders, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.
(iii)    Any payments made in respect of In-the-Money Options pursuant to this Agreement (A) shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be when released in respect of such In-the-Money Options in the case of amounts released from the Escrow Account or any amounts paid pursuant to Section 1.12), and (B) shall be net of any Taxes withheld pursuant to Section 1.11(e).
(d)    All Tax allocation, sharing, receivable or indemnity agreements involving the Company shall be terminated prior to the Closing Date, such that, after the Closing, neither Parent, the Company, the Surviving Corporation, nor any of their Affiliates, shall be bound thereby or have any liability thereunder. For the avoidance of doubt, this provision shall not apply to customary agreements entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is not Taxes.
5.7    R&W Insurance. Parent and Merger Sub acknowledge and agree that (a) Parent may obtain the R&W Insurance Policy, which if obtained shall be bound as of the date hereof and be in full force and effect upon Closing, (b) Parent shall be responsible for all fees, expenses and premiums relating to the R&W Insurance Policy, and (c) if an R&W Insurance Policy is obtained, Parent shall provide a copy to the Company prior to the date of this Agreement and shall not amend, waive or terminate the subrogation provisions contained in the R&W Insurance Policy in a manner adverse to the Company or the Participating Securityholders, without the prior written consent of the Company prior to Closing, or the Seller Representative after Closing (such consent not to be unreasonably withheld, conditioned or delayed).
5.8    Efforts to Provide Notices. The Company will use commercially reasonable efforts to give any required notices to and make any required filings in connection with the matters set forth in item (c)3. on Part 2.5 of the Disclosure Schedule and Section 6.15, and Parent will cooperate with the Company in all reasonable respects in connection therewith.
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Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
6.1    Accuracy of Representations and Warranties. The Specified Representations that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of the Company set forth in Section 2 shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
6.2    Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement (other than Section 4.4)at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).
6.3    Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Votes.
6.4    No Restraints. No Order enjoining, preventing or prohibiting the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no Law shall have been enacted since the date of this Agreement that, in each case, makes consummation of the Merger by Parent or Merger Sub illegal.
6.5    No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that has been commenced by a Governmental Entity.
6.6    Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(a)    the Certificate of Merger, executed by the Company; and
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(b)    (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing and (ii) a certification that the shares of Company Capital Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of the Company;
(c)    [Reserved;]
(d)    [Reserved;]
(e)    [Reserved;]
(f)    [Reserved;]
(g)    [Reserved;] and
(h)    written resignations of all officers and directors of the Company effective as of the Effective Time.
6.7    Closing Certificate
. An authorized officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 and 6.2 is satisfied in all respects.
6.8    Dissenting Shares. Dissenting Shares shall not constitute more than 10% of the Company Capital Stock outstanding on the applicable record date.
6.9    Officer’s Certificate. The Company shall have delivered to Parent a certificate of the Chief Executive Officer (or other authorized officer) of the Company certifying (a) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Company (i) authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions and (ii) with respect to the Company Carve-Out Plan, setting forth the determination of the aggregate amount of Net Proceeds by the Board of Directors of the Company; (b) that the resolutions described in clause (a) are in full force and effect and are all the resolutions adopted in connection with the matters described in clause (a) and the items set forth in Section 2.4(e)(iv); and (c) the names of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
6.10    Good Standing Certificates. The Company shall have delivered to Parent a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which the Company is organized.
6.11    Escrow Agreement. The Seller Representative shall have executed and delivered the Escrow Agreement.
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6.12    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect other than a Company Material Adverse Effect that is capable of being cured and has been cured to Parent’s satisfaction as of the Closing Date.
6.13    HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
6.14    R&W Insurance Policy. If Parent elects to procure the R&W Insurance Policy pursuant to Section 5.7, the R&W Insurance Policy shall be in full force and effect.
6.15    Termination of 401(k) Plan. The board of directors of the Company shall have adopted a resolution terminating the Company’s existing 401(k) plan contingent upon the Closing and effective as of the day immediately prior to the Closing Date.
6.16    Termination and Payment of Severance. Each of the Persons identified on Schedule 6.6(d) shall have resigned or been terminated as employees of the Company conditioned on and effective as of the Effective Time, and such resignation or termination shall have been deemed to constitute an event pursuant to which such Persons are entitled severance under their existing agreements with the Company (such severance, the “Specified Severance”).
6.17    Offer Letters and Consulting Agreements. No individual identified on Schedule6.17(a) shall have revoked the consulting agreement from Parent that was executed by such individual simultaneously with the execution and delivery of this Agreement. No individual identified on Schedule 6.17(b) shall have revoked the offer letter or restrictive covenant agreement from Parent in each case that was executed by such individual simultaneously with the execution and delivery of this Agreement.
Section 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:
7.1    Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).
7.2    Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all of their agreements, covenants and conditions contained in this Agreement and each Transaction Document to be performed or complied with by it at or before the Closing (to the extent that such agreements, covenants or conditions require performance by Parent or Merger Sub at or before the Closing).
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7.3    Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Votes.
7.4    No Restraints. No Order enjoining, preventing or prohibiting the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that, in each case, makes consummation of the Merger by the Company illegal.
7.5    No Governmental Litigation. There shall not be pending or threatened before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that has been commenced by a Governmental Entity.
7.6    Escrow Agreement. Parent shall have executed and delivered to the Company the Escrow Agreement.
7.7    Closing Certificate. An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 7.1 and 7.2 is satisfied in all respects.
7.8    HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
Section 8.    TERMINATION
8.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Votes):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a breach or failure on the part of such party to perform any representation, warranty, covenant or agreement in this Agreement required to be performed by such party at or prior to the Effective Time as set forth in this Agreement;
(c)    by either Parent or the Company if a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such party did not use commercially reasonable efforts to have such Order vacated prior to its becoming final and nonappealable;
(d)    by Parent, if the Company shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a
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condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform;
(e)    by the Company, if Parent or Merger Sub shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; or
(f)    by Parent, by written notice to the Company if, immediately following the execution of this Agreement, the Company has not obtained the Required Company Stockholder Votes and has not delivered to Parent Written Consents constituting the Required Company Stockholder Votes.
8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, that no such termination shall relieve any party from any liability for any Damages for Willful Breach of this Agreement before such termination; provided, further, that Section 5.5(b), this Section 8.2 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect.
Section 9.    MISCELLANEOUS PROVISIONS
9.1    No Recourse; Non-Survival of Representations, Warranties and Covenants.
(a)    All representations and warranties and all covenants and obligations of the Company set forth in this Agreement (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) at or after the Closing (collectively, the “Post-Closing Covenants”)) shall terminate at the Closing (the “Expiration Date”) and it is the intention of the parties hereto, to the extent permitted by applicable Law, that the Expiration Date supersede any applicable statutes of limitations with respect to such representations, warranties and covenants, provided, that (i) nothing herein shall relieve any Person from any liability or damages resulting from such Person’s Fraud (it being understood that no Person shall be liable for any Fraud committed by any other Person), and (ii) each Post-Closing Covenant shall survive until such covenant is performed or otherwise expires in accordance with its terms.
(b)    Parent (on behalf of itself, its Affiliates (including, from and after the Closing, the Company) and its and its Affiliates’ Representatives, collectively, the “Parent Parties” and each, a “Parent Party”) hereby waives, from and after the Closing, any and all rights, claims and causes of action which any Parent Party may have against the Company or any of the Participating Securityholders, any of its or their respective Affiliates or any of its or their Representatives (collectively, the “Seller Parties”) arising out of, relating to or otherwise resulting from the Transactions; provided, however, that such waiver shall not limit the liability of any Participating Securityholder for any Fraud committed by that Participating Securityholder. Parent
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(on behalf of the Parent Parties) agrees that, from and after the Closing, under no circumstances will the Seller Parties have any liability or responsibility to any of the Parent Parties for any losses or other liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement to have been performed prior to the Closing set forth in this Agreement (or any Exhibit, Schedule or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations set forth in this Agreement that are to be performed prior to the Closing, any certificate, instrument, opinion or other documents delivered hereunder, the ownership, operation, management, use or control of the business of the Company prior to the Closing, any of their respective assets, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except for any claim of Fraud with respect to the representations and warranties in Section 2 of this Agreement. From and after the Closing, the Parent Parties shall have no recourse of any kind to the Seller Parties under any Theory of Liability, for any action or inaction of any of the Seller Parties, in each case prior to the Closing; except for any claim of Fraud with respect to the representations and warranties in Section 2 of this Agreement. In no event shall any Participating Securityholder be liable in connection with the transactions contemplated under this Agreement for any damages, losses or other liabilities (a) in excess of such Participating Securityholder’s pro rata portion of such amounts based on the portion of Merger Consideration actually received by such Participating Securityholder compared to the total Merger Consideration or (b) in excess of the amount of Merger Consideration actually received by such Participating Securityholder under this Agreement.
9.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Seller Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Votes); provided, that after any such adoption of this Agreement by the Required Company Stockholder Votes, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders; provided, further, that this Agreement shall not be amended, modified or supplemented in any manner that would adversely affect the rights of any Debt Financing Source Parties under Section 5.5, this Section 9.2, Section 9.6, Section 9.8 and/or Section 9.18 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment, modification or supplement thereto would serve to modify the substance or provision of any such sections) (collectively, the “Debt Financing Provisions”) without the prior written consent of the Debt Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Seller Representative (after the Closing) (and, in the case of the Debt Financing Provisions, the Debt Financing Sources).
9.3    Expenses. All fees and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all (a) filing fees payable under or pursuant to the HSR Act (and any other government regulation) shall be paid by Parent, and (b) fees and expenses of the Payment Agent and the Escrow Agent shall be paid by Parent.
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9.4    Waiver.
(a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.5    Entire Agreement; Counterparts. This Agreement (together with the Disclosure Schedule and Exhibits which are intended to be and hereby are specifically made a part of this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.
9.6    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in Section 1.12, in any action between any of the parties arising out of or relating to this Agreement or any of the Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware; and (c) each of the parties irrevocably waives the right to trial by jury. Notwithstanding anything to the contrary herein and without limiting Section 9.18, (i) no party hereto nor its controlled Affiliates shall bring or support any action or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against the Debt Financing Source Parties (in each case, in such capacity) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) all claims, crossclaims, third party-claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any of
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the Debt Financing Source Parties (in each case, in such capacity) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) each party HERETO hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) directly or indirectly arising out of or relating in any way to this Agreement and/or the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof.
9.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company (prior to the Effective Time) or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign this Agreement or any such rights to an Affiliate without the prior written consent of the Company (prior to the Effective Time) or the Seller Representative (at or after the Effective Time)); provided, further, however, that Parent and the Surviving Corporation may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or the Surviving Corporation or of that part of Parent’s or the Surviving Corporation’s business to which this Agreement relates, as long as Parent provides written notice to the Company (prior to the Effective Time) or the Seller Representative (at or after the Effective Time) of such assignment and the assignee thereof agrees in writing to assume and be bound as Parent and the Surviving Corporation hereunder.
9.8    Third Party Beneficiaries. Except as provided in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Debt Financing Source Parties are intended third-party beneficiaries of the Debt Financing Provisions and such provisions shall be enforceable by each Financing Source.
9.9    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the

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other parties hereto), provided that with respect to notices deliverable to the Seller Representative, such notices shall be delivered solely via email or facsimile:
if to Parent or Merger Sub:
Haemonetics Corporation
125 Summer Street
Boston, Massachusetts 02110
Attn: Michelle Basil, General Counsel
Email: [***]
with a copy to:
DLA Piper LLP
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attn: Adam Ghander
Email: adam.ghander@dlapiper.com
if to the Company (prior to Closing):
Cardiva Medical, Inc.
1615 Wyatt Drive
Santa Clara, CA  95054
Attn: [***]
Email: [***]
or the Seller Representative (after the Closing):
Fortis Advisors LLC
Facsimile [***]
E-mail: [***]
Attention: [***]
in the case of notices to the Company (prior to Closing) or to the Seller Representative (after the Closing), with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Mark Weeks; Josh Seidenfeld; Anne Lieberman
E-mail: mweeks@cooley.com; jseidenfeld@cooley.com;

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alieberman@cooley.com

9.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.11    Knowledge. “Knowledge” of the Company shall mean the actual knowledge of a fact or other matter, after reasonable inquiry of the direct reports with operational responsibility for the matters in question, of the Knowledge Individuals.
9.12    Conflict of Interest. If the Seller Representative so desires, acting on behalf of the Participating Securityholders and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Participating Securityholders after the Closing in connection with any matter, including without limitation, anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Participating Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Participating Securityholders or the Seller Representative consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.
9.13    Attorney-Client Privilege. Parent, Participating Securityholders and the Company agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Company in connection with the Transactions, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Seller Representative, and not by the Parent or the Company, following the Closing, and may be waived only by the Seller Representative, and not the Company, and shall not pass to or be claimed
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or used by Parent or the Company. Absent the consent of the Seller Representative, neither Parent nor the Company shall have a right to access the Covered Materials following the Closing and, in the event Parent or the Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Seller Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Parent or the Company, on the one hand, and a third party other than (and unaffiliated with) the Participating Securityholders and the Seller Representative, on the other hand, after the Closing, then the Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Parent and the Company may not waive such privilege without the prior written consent of the Seller Representative. The foregoing shall not extend to (i) any communication unrelated to this Agreement, any of the Transaction Documents or the Transactions, (ii) communications among any of the Company Stockholders, the Seller Representative or the Company, on the one hand, and any Person other than Cooley or the Company’s other legal counsel, on the other hand, or (iii) any post-Closing communications between the Company and Cooley and its other legal counsel.
9.14    No Implied Representations; Non-Reliance. The parties acknowledge that, except as expressly provided in Section 2 and Section 3, none of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise; provided, that nothing in this Section 9.14 shall limit Parent’s right to seek any remedy on account of Fraud. Parent hereby acknowledges and agrees that:
(a)    Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 of this Agreement (including, and subject to, the related portions of the Disclosure Schedule) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (ii) none of the Company Stockholders, the Company or any other Person has made any representation or warranty as to a Company Stockholder, the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Section 2 of this Agreement (including, and subject to, the related portions of the Disclosure Schedule).
(b)    In connection with the due diligence investigation of the Company by Parent and its Affiliates, stockholders and/or Representatives, Parent and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates,
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projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent will have no claim against any of the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 2 of this Agreement (including, and subject to, the related portions of the Disclosure Schedule), neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.
9.15    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.6 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (b) the right of specific performance is an integral part of the Transactions and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company to cause Parent to consummate the Merger, and to consummate the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.15 shall not be required to provide any bond or other security in connection with any such Order.
9.16    Construction
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
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(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(f)    All references to materials being “furnished,” “provided,” “delivered,” or “made available” by the Company means documents posted and accessible to Parent and its advisors in the Venue Hub electronic data room for “Project Cardiva” hosted by Donnelley Financial Solutions no less than 24 hours before the date of this Agreement and remained so posted and accessible continuously through the Closing.
9.17    Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
9.18     Waiver of Claims Against Debt Financing Sources. Notwithstanding anything herein to the contrary, the Company (and its directors, officers, employees, equityholders, Representatives, advisors and Affiliates (in each case, in such capacity)) and the Seller Representative (and its directors, officers, employees, equityholders, Representatives, advisors and Affiliates (in each case, in such capacity)) each hereby waives any rights or claims against any of the Debt Financing Source Parties (in each case, in such capacity), in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing, whether at law, in equity, in contract, in tort or otherwise. Nothing in this
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Section 9.18 shall in any way limit or modify the rights of Parent or Merger Sub under this Agreement or any Debt Financing Source’s obligations to Parent as may be mutually agreed by Parent and the Debt Financing Sources.
[Signature Page Follows]

72.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HAEMONETICS CORPORATION

By:	/s/ Christopher A. Simon
Name:	Christopher A. Simon
Title:	President and Chief Executive Officer

CONCORDIA MERGER SUB, INC.

By:	/s/ Stewart Strong
Name:	Stewart Strong
Title:	President

CARDIVA MEDICAL, INC.

By:	/s/ John Russell
Name:	John Russell
Title:	CEO

Seller Representative

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“409A Plan” shall have the meaning set forth in Section 2.17(i) of this Agreement.
“Accrued Dividends” shall have the meaning given to such term in Article 2, Section (a) of the Company Charter.
“Accrued Pre-Closing Income Taxes” means an amount (which shall not be less than zero ($0) dollars with respect to the Company in any jurisdiction or tax regime) equal to the aggregate amount of any accrued and unpaid Income Taxes of the Company for any Pre-Closing Tax Period (whether or not yet due and payable), determined (i) except as required under applicable Law or otherwise provided in this definition, in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company in preparing Company Returns, (ii) by including (A) in taxable income, any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) (B) the sum of the installment payments, if any, of the Company due (or to become due in any future period) under Section 965(h) of the Code and (C) any Taxes payable in any Straddle Period pursuant to Sections 951 and 951A of the Code by a direct, indirect or constructive shareholder of the Company that are attributable to the Pre-Closing Tax Period portion of such Straddle Period, (iii) by including as deductions against taxable income all Transaction Deductions in the Pre-Closing Tax Period to the maximum extent permitted by applicable Law and (iv) subject to clause (ii) above, by excluding any deferred Income Tax assets and liabilities. In the case of any Straddle Period, Accrued Pre-Closing Income Taxes shall include an amount equal to the Pre-Closing Tax Period portion of such Taxes, determined on a closing of the books basis; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be apportioned on a per diem basis.
“Achieved Revenue” shall have the meaning set forth in Section 1.16(b)(ii) of this Agreement.
“Acquisition Proposal” shall have the meaning set forth in Section 4.3(a) of this Agreement.
“Adjustment Amount” shall have the meaning set forth in Section 1.12(d) of this Agreement.
“Adverse Notice” shall have the meaning set forth in Section 2.11(b)(i) of this Agreement.
“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are Company Stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).
“Aggregate Exercise Amount” shall mean the aggregate exercise price of all In-the-Money Options and all Company Warrants that will receive Merger Consideration, in each case outstanding as of immediately prior to the Effective Time, as set forth on the Estimated Closing Statement.
“Aggregate Liquidation Amount” shall mean the sum of the Aggregate Series 3 Liquidation Amount, the Aggregate Series 4 Liquidation Amount, the Aggregate Series 5 Liquidation Amount, the Aggregate Series 6 Liquidation Amount, and the Aggregate Preferred Warrant Liquidation Amount.
“Aggregate Preferred Warrant Liquidation Amount” shall mean the Per Share Preferred Warrant Liquidation Amount, multiplied by the number of shares of Series 3 Preferred Stock, Series 4 Preferred Stock, and Series 5 Preferred Stock issuable pursuant to Company Warrants as of immediately prior to the Effective Time.
“Aggregate Series 3 Liquidation Amount” shall mean the Per Share Series 3 Liquidation Amount, multiplied by the number of shares of Series 3 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Aggregate Series 4 Liquidation Amount” shall mean the Per Share Series 4 Liquidation Amount, multiplied by the number of shares of Series 4 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Aggregate Series 5 Liquidation Amount” shall mean the Per Share Series 5 Liquidation Amount, multiplied by the number of shares of Series 5 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Aggregate Series 6 Liquidation Amount” shall mean the Per Share Series 6 Liquidation Amount, multiplied by the number of shares of Series 6 Preferred Stock outstanding as of immediately prior to the Effective Time.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, including the U.K. Bribery Act of 2010, and the related regulations and published interpretations thereunder.
“Antitrust Law” shall mean any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and similar foreign competition Laws.
“Base Purchase Price” shall mean $475,000,000.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Santa Clara, California.
“California Code” shall mean the California Corporations Code.
“CARES Act” means the Coronavirus, Aid, Relief, and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof).
“Carve-Out Plan Amount” shall mean the aggregate amount of Bonus Amounts (as defined in the Company Carve-Out Plan) owed to Carve-Out Plan Participants under the Company Carve-Out Plan in connection with Closing, subject to the terms and conditions of the Company Carve-Out Plan.
“Carve-Out Plan Participant” means each Eligible Employee (as defined in the Company Carve-Out Plan) who has complied with the terms and conditions of the Company Carve-Out Plan and is entitled to a Bonus Amount (as defined in the Company Carve-Out Plan) at the times set forth in the Company Carve-Out Plan.
“Carve-Out Plan Pool” means the Bonus Pool established by the Board of Directors of the Company under the Company Carve-Out Plan.
“Carve-Out Plan Transmittal Document” means a document with respect to each Carve-Out Plan Participant including an acknowledgment of that participant’s relevant percentage of the Net Proceeds as defined in the Company Carve-Out Plan and a release of claims, in a form to be mutually agreed by the Company and Parent prior to Closing.
“Cash” shall mean, the aggregate amount of unrestricted cash and cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, less (a) the aggregate amount of outstanding checks or drafts of the Company that have not posted, plus (b) the aggregate amount of checks received by the Company that have not been posted.
“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.
“Change of Control” means with respect to Parent or Surviving Corporation, (a) a merger or consolidation of such entity with an unaffiliated third party that results in the voting securities of such entity outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which an unaffiliated third party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such entity or (c) the sale or other transfer to an unaffiliated third party of all or substantially all of such entity’s business that pertain to this Agreement.
“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Cash” shall mean the Cash immediately prior to the Closing on the Closing Date.
“Closing Consideration” shall mean an amount of cash equal to the Base Purchase Price, plus (a) the Estimated Closing Cash, plus (b) the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital Ceiling, minus (c) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital Floor; minus (d) the Estimated Closing Date Indebtedness, minus (e) the Estimated Closing Date Transaction Expenses, minus (f) the Carve-Out Plan Amount.
“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.
“Closing Date Indebtedness” shall mean the unpaid Indebtedness of the Company immediately before the Closing; provided, that (a) any item included in Closing Date Indebtedness shall not be included in “Current Liabilities” or “Closing Date Transaction Expenses” and (b) any item included in “Current Liabilities” or “Closing Date Transaction Expenses” shall not be included in “Closing Date Indebtedness.” For the avoidance of doubt, Closing Date Indebtedness shall not include the Carve-Out Plan Pool.
“Closing Date Transaction Expenses” shall mean, except to the extent included in Closing Date Indebtedness, (a) all unpaid fees, costs and expenses accrued, incurred or otherwise payable by the Company at or prior to the Closing in connection with the Transactions, including any of the foregoing that are payable in connection with the negotiation, documentation and execution of this Agreement and the other Transaction Documents or the consummation of the Transactions, including the Tail D&O Policy, and (b) any change of control payment, transaction bonus, special cash bonus, commission, severance (including the Specified Severance), other bonus, or other similar payment or benefit of any kind payable by any member of the Company contingent upon the consummation of the Merger; provided, that Closing Date Transaction Expenses shall not include the Carve-Out Plan Pool, any Transaction Payroll Taxes or any severance payments made to employees who are terminated after the Closing or any fees, costs and expenses payable by Parent or the Merger Sub or any of their respective Affiliates pursuant to the terms of this Agreement (or any financing related to the transactions contemplated by this Agreement), any filing fees under the HSR Act or any other Laws or regulations; provided, further, that (i) any item included in Closing Date Transaction Expenses shall not be included in “Closing Date Indebtedness” or “Current Liabilities” and (ii) any item included in “Closing Date Indebtedness” or “Current Liabilities” shall not be included in Closing Date Transaction Expenses.
“Closing Options Payout Amount” shall have the meaning set forth in Section 1.6(a) of this Agreement.
“Closing Payment Amount” shall have the meaning set forth in Section 1.7(a)(ii) of this Agreement.
“Closing Statement” shall have the meaning set forth in Section 1.12(a) of this Agreement.
“Closing Working Capital” shall mean (a) the Current Assets minus (b) the Current Liabilities, determined as of immediately prior to the Closing on the Closing Date.

“Closing Working Capital Adjustment” shall mean (a) the amount (expressed as a negative number), if any, by which the Closing Working Capital is less than the Target Working Capital Floor, (b) the amount (expressed as a positive number), if any, by which the amount of Closing Working Capital is greater than the Target Working Capital Ceiling, and (c) zero dollars ($0) if the Closing Working Capital is equal to the Target Working Capital Floor or Target Working Capital Ceiling or is an amount that is greater than the Target Working Capital Floor but less than the Target Working Capital Ceiling.
“COBRA” shall have the meaning set forth in Section 2.17(f) of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Board Recommendation” shall have the meaning set forth in Section 2.1 of this Agreement.
“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Carve-Out Plan” means the Third Amended and Restated Employee Retention Plan of the Company established by the Board of Directors of the Company effective as of January 17, 2021.
“Company Charter” shall mean the Company’s Certificate of Incorporation, as in effect as of the date of this Agreement or immediately prior to the Effective Time, as the case may be.
“Company Common Stock” shall mean the Common Stock of the Company.
“Company Employees” shall have the meaning set forth in Section 5.3(a) of this Agreement.
“Company Financial Statements” shall have the meaning set forth in Section 2.6 of this Agreement.
“Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Company.
“Company Material Adverse Effect” shall mean any change, development, circumstance, effect, event or fact that, either alone or in combination with any other changes, developments, circumstances, events or facts, has had, or could reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, financial condition or existing operations, business condition, prospects or the results of operations of the Company or (ii) the Company’s ability to perform its obligations hereunder; provided, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect; (b) any adverse effect resulting from conditions generally affecting any industry or industry sector in which the Company operates, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry or industry sector, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect; (c) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect; (d) any geopolitical conditions, global pandemic, epidemic or disease outbreak (including the disease that is causing the 2019 novel coronavirus outbreak (officially named “COVID-19”) and which was declared a pandemic on March 11, 2020 by the World Health Organization), outbreak of hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber attacks, terrorism or military actions) or pandemic in the United States or any other country or region in the world, except to the extent such conditions or actions has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry or geographies in which the Company operates, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect;; (e) any adverse effect resulting from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (f) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (g) any adverse effect resulting from (i) any action taken by the Company at Parent’s direction, (ii) any action referred to in Section 4.2 taken by the Company with Parent’s consent, (iii) the failure to take any action referred to in Section 4.2 that was not taken by the Company because Parent withheld its consent; (h) the failure of the Company to meet internal expectations or projections (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect); (i) any adverse effect resulting from any breach by Parent of any provision of this Agreement or the taking of any other action by Parent; or (j) the availability or cost of equity, debt or other financing to Parent.
“Company Option” shall mean an option to purchase a share of Company Common Stock.
“Company Option Plan” shall mean the Company’s Amended and Restated 2014 Equity Incentive Plan.
“Company Plan” shall have the meaning set forth in Section 2.17(a) of this Agreement.

“Company Preferred Stock” shall mean the Series 3 Preferred Stock, the Series 4 Preferred Stock, the Series 5 Preferred Stock and the Series 6 Preferred Stock.
“Company Product” means the products and services currently licensed, sold or distributed by the Company, or by any predecessor of the Company (excluding any third-party products distributed along with the Company’s products or services).
“Company Returns” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed by the Company with a Governmental Entity with respect to Taxes, including any amendments thereof.
“Company Series 3 Warrant” shall mean a Company Warrant to acquire shares of Series 3 Preferred Stock.
“Company Series 4 Warrant” shall mean a Company Warrant to acquire shares of Series 4 Preferred Stock.
“Company Series 5 Warrant” shall mean a Company Warrant to acquire shares of Series 5 Preferred Stock.
“Company Software” means any proprietary software of the Company that constitutes Company Intellectual Property or which is used in any Company Product.
“Company Stock Certificate” shall have the meaning set forth in Section 1.10 of this Agreement.
“Company Stockholders” shall mean the holders of Company Capital Stock.
“Company Warrant” shall mean any warrant to acquire shares of Company Capital Stock.
“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated as of October 8, 2020, by and between Parent and the Company.
“Consent(s)” shall mean any consent, approval, clearance or waiver.
“Contingent Consideration” shall have the meaning set forth in Section 1.16(b) of this Agreement.
“Contingent Consideration Period” shall have the meaning set forth in Section 1.16(a) of this Agreement.
“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.

“Cooley” shall have the meaning set forth in Section 9.12 of this Agreement.
“COVID-19 pandemic” means the COVID-19 pandemic, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Response” shall mean any workforce reduction, social distancing measure, office closure or safety measure adopted in response to any Law, directive, guideline or recommendation promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention, in each case, arising out of or otherwise related to the COVID-19 pandemic.
“Current Assets” means the aggregate amount of current assets of the Company (as determined in accordance with GAAP in accordance with the Company’s historical practices and methodologies and in a manner consistent with the Closing Date Adjustment Illustration (including the line item current asset accounts set forth therein)).
“Current Liabilities” means all current liabilities of the Company (as determined in accordance with GAAP in accordance with the Company’s historical practices and methodologies and in a manner consistent with the Closing Date Adjustment Illustration, including the line item current liability accounts set forth therein); provided, that (a) any item included in Current Liabilities shall not be included in “Closing Date Indebtedness” or “Closing Date Transaction Expenses” and (b) any item included in “Closing Date Indebtedness” or “Closing Date Transaction Expenses” shall not be included in Current Liabilities.
“D&O Indemnified Persons” shall have the meaning set forth in Section 5.4(a) of this Agreement.
“Damages” means any loss, damage, injury, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature (including reasonable and documented out-of-pocket costs of investigation).
“Debt Commitment Letter” means that certain Commitment Letter, dated as of January 17, 2021 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among, Parent, Citibank, N.A., JPMorgan Chase Bank, N.A. and U.S. Bank National Association.
“Debt Financing” shall mean any debt financing sought by Parent, Merger Sub or any of their Affiliates in connection with the Transactions, including, without limitation, pursuant to the Debt Commitment Letter or a borrowing of revolving loans under the Parent Credit Agreement.
“Debt Financing Source Parties” shall mean any Debt Financing Source or any of their respective directors, officers, employees, equityholders, Representatives, counsels, advisors and Affiliates.
“Debt Financing Sources” shall mean the Persons (other than Parent and Merger Sub) that have committed to provide or otherwise entered into agreements in connection with the Debt

Financing, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.
“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub on the date of the Agreement. The contents of each of the Contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.
“Dispute Auditor” shall have the meaning set forth in Section 1.12(b) of this Agreement.
“Dispute Notice” shall have the meaning set forth in Section 1.12(b) of this Agreement.
“Dissenting Shares” shall have the meaning set forth in Section 1.14(a) of this Agreement.
“Dissenting Stockholder” shall have the meaning set forth in Section 1.14(a) of this Agreement.
“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.
“Employee Option” shall mean each In-the-Money Option that was granted to the holder in the holder’s capacity as an employee service provider of the Company for applicable employment Tax purposes.
“End Date” shall mean April 17, 2021.
“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” shall mean any Law relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date hereof.
“Environmental Permit” shall mean any Permit issued pursuant to any Environmental Laws.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 2.17(f) of this Agreement.

“Escrow Agent” shall mean PNC Bank, National Association, a national banking association.
“Escrow Agreement” shall mean an escrow agreement in substantially the form attached to this Agreement as Exhibit D.
“Escrow Amount” shall have the meaning set forth in Section 1.13(a) of this Agreement.
“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 1.7(c)(i) of this Agreement.
“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.7(c)(i) of this Agreement.
“Estimated Closing Statement” shall have the meaning set forth in Section 1.7(c) of this Agreement.
“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.7(c)(i) of this Agreement.
“Estimated Closing Working Capital Adjustment” shall have the meaning set forth in Section 1.7(c)(ii) of this Agreement.
“FDA” shall have the meaning set forth in Section 2.11(b)(ii) of this Agreement.
“Final Adjustment Amount Determination Date” shall have the meaning set forth in Section 1.12(c) of this Agreement.
“First Contingent Consideration Period” shall have the meaning set forth in Section 1.16(a) of this Agreement.
“Fraud” means actual common law fraud under the State of Delaware (and not constructive fraud, or negligent or reckless misrepresentation) in the making of a representation or warranty contained in this Agreement, in each case made by such party with intent to deceive the other party and on which the other party reasonably relied.
“Fully Diluted Share Number” shall mean the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock issuable upon the conversion, in accordance with the terms of the Company Charter, of shares of the Company Preferred Stock outstanding as of immediately prior to the Effective Time, (c) the aggregate number of shares of Company Common Stock underlying In-the-Money Options outstanding as of immediately prior to the Effective Time, and (d) the aggregate number of shares of Company Common Stock underlying the Company Warrants outstanding as of immediately prior to the Effective Time.
“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean (a) any officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, or (d) any officer or employee of a public international organization, such as the World Bank or the United Nations.
“Governmental Entity” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.
“Government Healthcare Program” shall have the meaning set forth in Section 2.11(f) of this Agreement.
“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. It shall include any substance for which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.
“Healthcare Laws” means any federal, state, local or foreign Law, Permit or similar right granted under any of the foregoing, relating in each of the foregoing cases to (a) the provision of healthcare items and services, including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the “Medicare Statute”); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the “Medicaid Statute”); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (the “Federal Anti-Kickback Statute”); the civil False Claims Act, 31 U.S.C. §§ 3729-3733 (the “Federal False Claims Act”); the criminal False Claims Act (18 U.S.C. § 287); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b (the “Civil Monetary Penalties Law”); the Exclusions Law, 42 U.S.C. § 1320a 7; the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010; the Federal Health Care Fraud Law, 18 U.S.C. § 1347; TRICARE, 10 U.S.C. § 1071; the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the Physician Payments Sunshine Act or any similar law governing the disclosure or reporting of financial relationships with entities that provide healthcare items or services; any similar state and local Laws that address the subject matter of any of the foregoing; (b) the design, development, testing, manufacture, packaging, storing, handling, labeling, marketing, advertising, offering for sale and importing and exporting of medical products, including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ch. 9, et seq., the Federal Trade Commission Act and Laws and regulations promulgated under the Medical Device Directive in the European Union, including those relating to establishment registration, investigational use, premarket clearance, marketing approval, CE marking, international standards for quality management systems as adopted by the International Organization for Standardization (ISO) (including ISO 13485) or other authorization to market a product, quality systems regulations, ISO requirements, current Good Manufacturing Practice (cGMP) and Quality System Regulation (QSR) (21 C.F.R. Part 820), good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security; and (c) any and all amendments or modifications made from time to time to the Healthcare Laws referenced in subsection (a) above.
“Healthcare Permits” means all Permits or other similar authorizations to permit the Company to carry on its business as currently conducted and market its products in accordance with Healthcare Laws.
“HIPAA” shall have the meaning set forth in Section 2.11(g) of this Agreement.
“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.
“In-the-Money Option” means any Company Option that has an exercise price per share that is less than the Per Share Common Closing Consideration.
“Inbound Licenses” shall have the meaning set forth in Section 2.10(f) of this Agreement.
“Income Tax” means any Tax that is imposed on or measured by net income, however determined.
“Indebtedness” means (a) any obligation of the Company for the payment of principal, interest, penalties, fees or other liabilities of the Company for borrowed money and collection costs thereof, incurred or assumed, (b) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit, surety bonds, performance bonds or other guarantees of contractual performance (in each case, solely to the extent actually drawn upon or otherwise not contingent), bankers’ acceptances or similar facilities, (d) the Accrued Pre-Closing Income Taxes, (e) any Indebtedness of third parties secured by a Lien on assets owned or acquired by the Company, (f) any indebtedness and liabilities and related costs or obligations of the Company under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements, (g) any capital or finance leases (other than operating leases) of the Company in the Company Financial Statements or required to be capitalized in accordance with GAAP, (h) [Reserved], (i) any deferred payroll Taxes, as permitted under the CARES Act or any other law, intended to address the consequences of COVID-19, (j) all unpaid severance obligations (including the employer portion of any applicable payroll Taxes), (k) the total redemption amount of all outstanding shareholder loans and loan notes (if any) of any Company, and (l) any obligation of the type referred to in clauses (a) through (k) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, but excluding any capital leases. For the avoidance of doubt, Indebtedness shall not include any deferred revenue or any Taxes other than the Accrued Pre-Closing Income Taxes and the payroll Taxes in items (i) and (j).

“Information Statement” shall have the meaning set forth in Section 5.1(a) of this Agreement.
“Insurance Policies” shall have the meaning set forth in Section 2.22 of this Agreement.
“Intellectual Property” means any and all ideas, concepts, discoveries, inventions, improvements, developments, technologies, works of authorship, trade secrets, software and firmware (such as, for example, computer programs, applications, libraries, routines, utilities, functions and components), tools, algorithms, processes, techniques, know-how, data, databases, plans, analyses, models, prototypes, specifications, designs, interfaces, circuits, layouts, mask works, domain names, trademarks, documentation and records, whether or not it may be patented, copyrighted or otherwise protected.
“Intellectual Property Rights” means any and all intellectual and proprietary rights of any kind, including patent rights, copyright rights, mask work rights, trademark rights, trade secret rights, domain names, rights in social media, sui generis database rights and other rights in Intellectual Property (including any disclosure thereof and application therefor), throughout the world, including all goodwill associated therewith and the right to sue for and collect damages for past, present and future infringement, misappropriation or other violation thereof.
“IP Agreement” shall have the meaning set forth in Section 2.10(i) of this Agreement.
“IRS” shall mean the Internal Revenue Service.
“Knowledge” shall have the meaning set forth in Section 9.11 of this Agreement.
“Knowledge Individuals” shall mean the following Persons: John Russell, Lisa Garrett, and Justin Ballotta.
“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, directive, ruling, writ, Order, decree, injunction, requirement, compliance agreement or settlement agreement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Leased Real Property” shall have the meaning set forth in Section 2.9 of this Agreement.
“Legal Proceeding” shall mean any action, claim, charge, dispute, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.
“Letter of Transmittal” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.
“Material Contracts” shall have the meaning set forth in Section 2.12(a) of this Agreement.
“Merger” shall have the meaning set forth in the recitals of this Agreement.
“Merger Consideration” shall mean (a) the Closing Consideration plus (b) the Post-Closing Consideration.
“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.
“Necessary Permits” shall have the meaning set forth in Section 2.14(b) of this Agreement.
“Net Proceeds” shall have the meaning ascribed to such term in the Company Carve-Out Plan.
“New Plans” shall have the meaning set forth in Section 5.3(b) of this Agreement.
“Non-Employee Option” shall mean each In-the-Money Option that was granted to the holder other than in the holder’s capacity as an employee service provider to the Company for applicable employment Tax purposes.
“Open Source Code” means any software or program that is licensed or distributed pursuant to any open source, community source, freeware, shareware or public license or distribution model, including without limitation any software or program licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License and other licenses listed at www.opensource.org.
“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Entity.
“ordinary course of business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past practice; provided, that, deviations from such ordinary course of business consistent with the Company’s past practice shall not be deemed outside the “ordinary course of business” to the extent such deviations were reasonably necessary with respect to actions taken prior to the date of this Agreement, or, are reasonably necessary with respect to actions taken after the date of this Agreement, in each case, in connection with a COVID-19 Response.
“Outbound Licenses” shall have the meaning set forth in Section 2.10(g) of this Agreement.

“Parent” shall have the meaning set forth in the preamble of this Agreement.
“Parent Credit Agreement” means that certain Credit Agreement, dated as of June 15, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, Parent, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Participating Securityholder Transmittal Document” means each Letter of Transmittal, each Carve-Out Plan Transmittal Document, each Option Termination Agreement and each Warrant Termination Agreement.
“Participating Securityholders” shall mean the Carve-Out Plan Participants and the holders of shares of Company Capital Stock, Company Warrants and/or In-the-Money Options outstanding as of immediately prior to the Effective Time.
“Patents” shall mean all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.
“Payment Agent” means PNC Bank, National Association, a national banking association.
“PCI Requirements” shall have the meaning set forth in Section 2.10(o) of this Agreement.
“Per Share Common Closing Consideration” shall mean an amount in cash equal to the quotient of (a) the amount equal to: (i) the Closing Consideration, plus (ii) the Aggregate Exercise Amount, minus (iii) the Aggregate Liquidation Amount, divided by (b) the Fully Diluted Share Number.
“Per Share Series 3 Liquidation Amount” shall mean, with respect to each share of Series 3 Preferred Stock, an amount equal to $1.875, plus the amount of Accrued Dividends accrued but unpaid with respect to such share of Series 3 Preferred Stock pursuant to the Company Charter.
“Per Share Preferred Warrant Liquidation Amount” shall mean $1.875.
“Per Share Series 4 Liquidation Amount” shall mean, with respect to each share of Series 4 Preferred Stock, an amount equal to $1.875, plus the amount of Accrued Dividends accrued but unpaid with respect to such share of Series 4 Preferred Stock pursuant to the Company Charter.

“Per Share Series 5 Liquidation Amount” shall mean, with respect to each share of Series 5 Preferred Stock, an amount equal to $1.875, plus the amount of Accrued Dividends accrued but unpaid with respect to such share of Series 5 Preferred Stock pursuant to the Company Charter.
“Per Share Series 6 Liquidation Amount” shall mean, with respect to each share of Series 6 Preferred Stock, an amount equal to $2.5875, plus the amount of Accrued Dividends accrued but unpaid with respect to such share of Series 6 Preferred Stock pursuant to the Company Charter.
“Permit” means any permit, license, premarket approval (PMA), franchise, clearance, approval, authorization, registration, certificate, waiver, variance and similar right obtained, or required to be obtained, from a Governmental Entity.
“Permitted Encumbrances” shall mean: (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements arising in the ordinary course of business securing amounts that are not delinquent or past due or being contested in good faith by appropriate proceedings; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen arising in the ordinary course of business securing amounts that are not delinquent or past due or being contested in good faith by appropriate proceedings; (e) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business; (f) easements, reservations, rights-of-way, restrictions and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company or the value or usefulness of such real property; and (g) nonexclusive licenses of Intellectual Property Rights granted in the ordinary course of business.
“Person” shall mean any individual, Entity or Governmental Entity.
“Personal Data” means all data, in the Company’s possession or control, relating to one or more individual(s) that is personally identifying or as that term is otherwise defined under governing Law.
“Post-Closing Consideration” means: (a) any amount that becomes payable by Parent for distribution to the Participating Securityholders pursuant to Section 1.12; and (b) any Contingent Consideration that becomes payable for distribution pursuant to Section 1.16.
“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.
“Privacy Laws” means all applicable Laws governing the processing, privacy or security of Personal Data and all applicable regulations issued by a Governmental Entity thereunder, such as, to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws such as the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and laws governing requirements for website and mobile application privacy policies and practices, or outbound commercial communications (including email marketing, telemarketing and text messaging), tracking and marketing.
“Privacy Policies” shall have the meaning set forth in Section 2.10(o) of this Agreement.
“Pro Rata Fraction” shall mean, with respect to each Participating Securityholder, the quotient (expressed as a percentage and rounded to four decimal places) of: (a) the amount of Closing Consideration payable to such Participating Securityholder in respect of shares of Company Capital Stock, Company Warrants and/or In-the-Money Options, in each case outstanding as of immediately prior to the Effective Time, and to such Participating Securityholder under the Company Carve-Out Plan (in each case, as if no amounts were withheld for the Escrow Fund, the Seller Representative Reserve or Taxes), divided by (b) the aggregate amount of Closing Consideration payable to all Participating Securityholders in respect of shares of Company Capital Stock, Company Warrants and/or In-the-Money Options, in each case outstanding as of immediately prior to the Effective Time, and under the Company Carve-Out Plan (in each case, as if no amounts were withheld for the Escrow Fund, the Seller Representative Reserve or Taxes).
“Product Recalls” shall have the meaning set forth in Section 2.29 of this Agreement.
“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy, dated as of the date hereof, for the benefit of Parent and its Affiliates with respect to the representations and warranties set forth in Section 2 of this Agreement and other customary matters in connection with the transactions contemplated by this Agreement.
“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, registered trademarks, domain names, social media accounts and all applications for any of the foregoing.
“Regulatory Authority” means any federal, national, or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, and sale of a medical device.
“Representatives” shall mean, with respect to any Person, such Person’s directors, officers or other employees, consultants or other agents including its financial, legal or accounting advisors.
“Required Company Stockholder Votes” shall have the meaning set forth in Section 2.24 of this Agreement.
“Revenue Statement” shall have the meaning set forth in Section 1.16(a) of this Agreement.

“Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions Law (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region).
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, any member state of the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury’s Office of Foreign Assets Control (including the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).
“Sanctions Law” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.
“Second Contingent Consideration Period” shall have the meaning set forth in Section 1.16(a) of this Agreement.
“Seller Representative” shall have the meaning set forth in Section 1.15(a) of this Agreement.
“Seller Representative Expenses” shall have the meaning set forth in Section 1.15(d) of this Agreement.
“Seller Representative Reserve” shall have the meaning set forth in Section 1.15(d) of this Agreement.
“Series 3 Preferred Stock” shall mean the Series 3 Preferred Stock of the Company.
“Series 4 Preferred Stock” shall mean the Series 4 Preferred Stock of the Company.
“Series 5 Preferred Stock” shall mean the Series 5 Preferred Stock of the Company.
“Series 6 Preferred Stock” shall mean the Series 6 Preferred Stock of the Company.
“Specified Representations” shall mean the representations and warranties set forth in Section 2.1 (Authority; Binding Nature of Agreement), Section 2.2 (Due Incorporation; No

Subsidiaries; Etc.), Section 2.3 (Certificate of Incorporation and Bylaws), Section 2.4(a) (Capitalization, Etc.), Section 2.8 (Title to Assets) and Section 2.26 (Financial Advisor).
“Straddle Period” shall mean a taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.
“Target Working Capital Ceiling” means an amount equal to $[***].
“Target Working Capital Floor” means an amount equal to $[***].
“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, custom duties or other taxes of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).
“Theory of Liability” shall mean any claims, obligations, liabilities, causes of action, or proceedings (in each case, whether in contract or in tort, at Law or in equity, or pursuant to Law) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement or any other Transaction Documents, or the negotiation, execution, performance, termination or breach (whether intentional, willful, negligent or otherwise) of this Agreement or any other Transaction Document, including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement and including theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise.
“Top Customers” shall have the meaning set forth in Section 2.21(a) of this Agreement.
“Top Suppliers” shall have the meaning set forth in Section 2.21(a) of this Agreement.
“Transaction Documents” shall mean this Agreement, the Certificate of Merger, the Escrow Agreement and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the transactions contemplated by this Agreement.
“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, Company Option exercises, payments in respect of Employee Options or other compensatory payments made in connection with the transactions contemplated by this Agreement.
“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.6 of this Agreement.
“Waived 280G Benefits” shall have the meaning set forth in Section 5.1(b) of this Agreement.
“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.
“Withholding Agent” shall have the meaning set forth in Section 1.11(e) of this Agreement.
“Working Capital Escrow Expiration Date” shall have the meaning set forth in Section 1.13(a) of this Agreement.